UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

March 31, 2016

Dear Stockholders:

You are cordially invited to join us for our 2016 annual meeting of stockholders, which will be held on Wednesday, May 4, 2016 at 3:00 p.m., Central Time, in the Minnesota Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 15, 2016, are entitled to notice of and to vote at the 2016 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Dan W. Gladney

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 4, 2016 at 3:00 p.m., Central Time

Place:	Dorsey & Whitney LLP Minnesota Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402

Items of Business:	1. The election of two Class III directors for a three-year term.

2. An advisory vote on executive compensation.

3. Approval of an amendment to the Amended and Restated 2003 Stock Incentive Plan to allow for a one-time stock option exchange program.

4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

5. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 15, 2016.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 3, 2016 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Greg S. Lea

Secretary

March 31, 2016

PROXY STATEMENT

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2016

The Board of Directors of EnteroMedics Inc. (“EnteroMedics” or the “Company”) is soliciting proxies for use at the annual meeting of stockholders to be held on May 4, 2016, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 31, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of two Class III directors, an advisory vote on executive compensation, the approval of a one-time stock option exchange program and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016. Also, once the business of the annual meeting is concluded, management will report on our performance during the last fiscal year and respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set March 15, 2016, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 15, 2016, you are entitled to vote at the meeting.

As of the record date, 8,472,077 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 8,472,077 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, via the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for one or more of the directors up for re-election will have no effect on the voting for the election of any director who is among the two nominees receiving the highest number of votes FOR his election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the NASDAQ Stock Market. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee does not have discretionary authority to vote your shares with regard to the election of the nominees for Class III director, the advisory vote on executive compensation or the approval of an amendment to the Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) to allow for a one-time stock option exchange program. However, ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016 is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board of Directors recommend that I vote?

You will vote on the following management proposals:

•	Election of the following Class III directors: Mark B. Knudson, Ph.D. and Nicholas L. Teti, Jr., each to serve a three-year term.

•	An advisory vote on executive compensation.

•	Approval of an amendment to the 2003 Plan to allow for a one-time stock option exchange program.

•	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

The Board of Directors recommends that you vote FOR the election of each of the nominees for Class III directors, FOR the advisory vote on executive compensation, FOR the approval of a one-time stock option exchange program and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of each of the nominees for Class III directors, FOR the advisory vote on executive compensation, FOR the approval of a one-time stock option exchange program and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four business days after the date of our annual meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total.

What are the deadlines for submitting stockholder proposals for the 2017 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2017 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Secretary, on or before December 1, 2016. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of EnteroMedics at our principal executive offices in St. Paul, Minnesota, no less than 90 days and no more than 120 days prior to the anniversary date of the last annual meeting. For the 2017 annual meeting, director nominations and stockholder proposals must be received on or after January 4, 2017 and on or before February 3, 2017. The proposal must contain the specific information required by our bylaws. In the event that the 2017 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2016 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or calling (651) 634-3003. Stockholder proposals that are received by us after February 3, 2017, may not be presented in any manner at the 2017 annual meeting.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2016

This proxy statement and the Annual Report on Form 10-K

for the fiscal year ended December 31, 2015 are available at http://ir.enteromedics.com/annual-proxy.cfm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of February 29, 2016. Percentage ownership calculations for beneficial ownership are based on 8,111,763 shares outstanding as of February 29, 2016. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied to us by our directors, officers and principal stockholders or on Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Kevin Douglas(3)(4)	730,110	8.8%
125 E. Sir Francis Drake Blvd., Suite 400 Larkspur, CA 94939
Hudson Bay Capital Management L.P.(3)(5)	601,333	6.9%
777 Third Avenue, 30th Floor New York, NY 10017
Perkins Capital Management, Inc.(3)(6)	485,587	5.9%
730 Lake Street E Wayzata, MN 55391
Bay City Capital(2)(3)(7)	451,496	5.5%
750 Battery Street, Suite 400 San Francisco, CA 94111

Dan W. Gladney	50,000	*
Greg S. Lea(2)(3)	196,529	2.4%
Scott A. Shikora, M.D.	—	*
Brad Hancock(2)	16,221	*
Adrianus (Jos) Donders(2)	47,622	*
Katherine S. Tweden, Ph.D.(2)	49,230	*
Catherine Friedman(2)	7,193	*
Carl Goldfischer, M.D.(2)(3)(7)	457,519	5.6%
Bobby I. Griffin(2)	11,518	*
Anthony P. Jansz(2)(3)(8)	30,523	*
Mark B. Knudson, Ph.D.(2)(3)	306,145	3.7%
Lori C. McDougal(2)	694	*
Nicholas L. Teti, Jr.(2)	9,384	*
Jon T. Tremmel(2)	17,295	*
All directors and executive officers as a group (17 persons)(9)	1,217,417	13.7%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following February 29, 2016. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following February 29, 2016, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the following shares subject to options exercisable currently or within 60 days of February 29, 2016: Mr. Lea, 195,679 shares; Mr. Hancock, 16,221 shares; Mr. Donders, 47,622 shares; Dr. Tweden, 49,160 shares; Ms. Friedman, 6,273 shares; Dr. Goldfischer, 6,023 shares; Mr. Griffin, 7,854 shares; Mr. Jansz, 14,856 shares; Dr. Knudson, 259,466 shares; Ms. McDougal, 694 shares; Mr. Teti, 8,661 shares; and Mr. Tremmel 17,134 shares. Dr. Goldfischer has assigned the shares underlying his options to Bay City Capital Fund IV, L.P. and Bay City Capital Fund IV Co-Investment Fund, L.P. upon the exercise of these options.

(3)	Includes the following shares subject to warrants exercisable currently or within 60 days of February 29, 2016: Kevin Douglas (see footnote (4)), 188,664 shares; Hudson Bay Capital Management, L.P. (see footnote (5)), 601,333 shares; Perkins Capital Management, Inc. (see footnote (6)), 116,656 shares; Bay City Capital (see footnote (7)), 124,532 shares; Mr. Lea, 666 shares; Dr. Goldfischer (see footnote (7)), 124,532 shares; Mr. Jansz, 4,000 shares; and Dr. Knudson, 1,666 shares.

(4)	Based on information known to us or contained in an amended Schedule 13G jointly filed with the SEC on May 27, 2015 by Kevin Douglas, Michelle Douglas and their family trusts. Kevin and Michelle Douglas have shared voting and dispositive power with respect to 200,723 shares and 56,600 warrants held by the K&M Douglas Trust and with respect to 230,434 shares and 94,332 warrants held by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust. Kevin Douglas also has shared dispositive power with respect to 110,289 shares and 37,732 warrants held by the Douglas Family Trust.

(5)	Based on information known to us or contained in a Schedule 13G filed with the SEC on February 8, 2016 by Hudson Bay Capital Management, L.P. (“Hudson Bay”). Hudson Bay has shared voting and dispositive power with respect to 601,333 warrants. Hudson Bay also holds warrants and convertible notes that are subject to certain exercise and conversion limitations.

(6)	Based on information known to us or contained in a Schedule 13G filed with the SEC on February 4, 2016 by Perkins Capital Management, Inc. (“Perkins Capital”). Perkins Capital has sole voting power with respect to 340,264 shares and has sole dispositive power with respect to 368,931 shares and 116,656 warrants.

(7)	Consists of information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 326,964 shares and 124,532 warrants. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Investment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors and has sole voting and dispositive power of 6,023 shares.

(8)	Consists of 1,667 shares held by Kathdav Pty Ltd ATF Jansz Family Trust and 10,000 shares held by Pibrac Property Holdings PTY. Mr. Jansz has voting and dispositive power of the shares held by the trust and by Pibrac, but disclaims beneficial ownership of such shares.

(9)	Includes 760,507 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of February 29, 2016, inclusive of the options and warrants exercisable as described in footnotes (2) and (3), respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2015 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and stockholders beneficially owning more than 10% of our common stock during 2015 were satisfied, except that Dr. Goldfischer filed a late Form 4 reporting the granting of stock options at May 6, 2015 and Mr. Gladney filed a late Form 4 reporting the granting of stock options at October 28, 2015.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Our Board of Directors currently has nine members: Catherine Friedman, Dan W. Gladney, Carl Goldfischer, M.D., Bobby I. Griffin, Anthony P. Jansz, Mark B. Knudson, Ph.D., Lori C. McDougal, Nicholas L. Teti, Jr. and Jon T. Tremmel, divided into three classes with staggered three-year terms. Ms. Friedman has decided not to stand for re-election and will retire from the Board of Directors effective May 4, 2016. Under our bylaws, the Board of Directors may have up to nine members and the Board of Directors is actively searching for an additional member to join the Board. At this year’s annual meeting, proxies will be solicited to re-elect Mark B. Knudson, Ph.D. and Nicholas L. Teti, Jr. as Class III directors to serve until the 2019 annual meeting or until their successors are elected and qualified. Each of these nominees have agreed to serve as a director if elected. Proxies may not be voted for more than two Class III directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

The Board of Directors recommends a vote FOR election of each of the nominated Class III directors.

Nominees

The following information has been provided with respect to the members of EnteroMedics’ Board of Directors, including Dr. Knudson and Mr. Teti, who have each been nominated by the Board of Directors for re-election as Class III directors at the 2016 annual meeting.

CLASS III DIRECTORS—Nominees for re-election at the 2016 Annual Meeting

Mark B. Knudson, Ph.D., age 67, has served as our Chairman of the Board since December 2002 and served as our President and Chief Executive Officer from December 2002 until November 2015, after which he served as Executive Chairman until December 31, 2015, when he retired as an employee of EnteroMedics. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical.

Areas of Relevant Experience: Dr. Knudson’s experience as the founder, President and Chief Executive Officer of EnteroMedics, as well as his technical and financial experience, makes him well-suited to serve as a member of the Board of Directors.

Nicholas L. Teti, Jr., age 63, has served as one of our directors since May 2007. Mr. Teti currently serves as Chairman of the Board, President and Chief Executive Officer of Suneva Medical, Inc., a privately-held aesthetic medical device company. He also serves as an independent consultant to public and private health care companies. From April 2009 to January 2011, Mr. Teti also served in a consultancy capacity to the Chief Executive Officer of EnteroMedics. From June 2009 to the present, Mr. Teti has served on the board of Health Care Royalty Partners Strategic Advisory (formerly Crown Royalty Partners). From January 2008 to March 2009, Mr. Teti was Chief Executive Officer of Den-Mat, a dental aesthetics company focused on developing non-invasive techniques. Mr. Teti served as Chairman of the Board of Isolagen, Inc., a biotechnology company which develops emergent, novel skin and tissue rejuvenation technologies, from January 2008 to June 2009, and was Chief Executive Officer of Isolagen from June 2006 to January 2008. From 2001 to 2006, Mr. Teti was President

and Chief Executive Officer of Inamed Corporation, a healthcare products manufacturer focused on marketing breast implants, dermal fillers to correct facial wrinkles, and devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System. Mr. Teti served on the board of Inamed during 2001 and was Chairman of the Board from 2002 to 2006. Prior to that, Mr. Teti spent 25 years at DuPont and DuPont Merck where he held a number of senior management positions, including President and Chief Executive Officer of DuPont Pharmaceuticals.

Areas of Relevant Experience: Mr. Teti’s executive leadership experience in the medical device field, specifically with the research, marketing and commercialization of medical devices that treat morbid obesity, makes him well-suited to serve as a member of the Board of Directors.

CLASS I DIRECTORS—Continuing in office until the 2017 Annual Meeting

Carl Goldfischer, M.D., age 57, has served as one of our directors since July 2004. Dr. Goldfischer is currently an Investment Partner and Managing Director of Bay City Capital, serving as a member of the Board of Directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was, until mid-2000, Chief Financial Officer of ImClone Systems Incorporated, a publicly-held biotechnology company focused on developing therapeutic oncology products, where he oversaw financial operations and strategic planning. Since 2009, Dr. Goldfischer has served on the Board of Directors of Epizyme, Inc., a publicly traded biopharmaceutical company, where he also serves as chair of the audit committee. He previously served on the Board of Directors of two other publicly traded companies, MAP Pharmaceuticals, Inc. from 2004 to 2011 and Poniard Pharmaceuticals, Inc. from 2000 to 2012. Dr. Goldfischer also serves on the boards and audit committees of several private companies.

Areas of Relevant Experience: Dr. Goldfischer’s experience managing a venture investment fund that was an early investor in EnteroMedics, as well as his accounting and financial reporting background, makes him well-suited to serve as a member of the Board of Directors.

Anthony P. Jansz, age 55, has served as one of our directors since May 2011. Mr. Jansz served as Chairman of the Australian Institute of Weight Control (“AIWC”), the largest network of bariatric surgery clinics in Australia and a collaboration partner with respect to our commercialization efforts in Australia, from 2008 to March 2011. Mr. Jansz is also a director and shareholder of IWC, the Sydney based clinic of the AIWC, and a director and major shareholder of The Medical Finance Company, which provides finance programs for patients undertaking bariatric procedures in Australia. From 2000 to 2005, Mr. Jansz served as a Managing Director for The Carlyle Group where he established Carlyle’s Venture and Growth Capital funds in Asia. From 1995 to 1998, Mr. Jansz worked for Intel Corporation in several management positions across Australia, New Zealand and Asia, and from 1998 to 2000, Mr. Jansz served as Director, Corporate Business Development for Intel Capital where he established and oversaw investment teams and country investment strategies throughout Asia and sat on a number of investment company boards. Prior to joining Intel, Mr. Jansz spent many years working in the information technology industry at Compaq Computer, Borland International, ComputerLand and Tandy Corporation.

Areas of Relevant Experience: Mr. Jansz’s experience and connections with bariatric surgery clinics in Australia where we have received regulatory approval for the commercialization of the Maestro Rechargeable System, as well as his extensive management and investment experience with U.S. companies in Australia and Asia, makes him well-suited to serve as a member of the Board of Directors.

Jon T. Tremmel, age 69, has served as one of our directors since January 2009. Mr. Tremmel has been retired and acting as an independent consultant since 2007. Over the course of his career at Medtronic, Inc., Mr. Tremmel served in a variety of senior management positions, including President of the Neurological

Division from 2003 to 2007, President of the Physio Control Division, President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division. Mr. Tremmel currently serves on the board of Cyberonics, Inc., a publicly-held company that designs, develops and markets implantable medical devices for the treatment of epilepsy and other debilitating neurological disorders, and a number of corporate and civic organizations.

Areas of Relevant Experience: Mr. Tremmel’s lengthy career and leadership positions at a leading global implantable medical device company, makes him well-suited to serve as a member of the Board of Directors.

CLASS II DIRECTORS—Continuing in office until the 2018 Annual Meeting

Bobby I. Griffin, age 78, has served as one of our directors since September 2006. In 1998, Mr. Griffin retired from a 25 year career with Medtronic, Inc., where he held various positions, including Executive Vice President from 1985 to 1998 and President of Medtronic’s Pacemaker Business from 1991 to 1998. Since his retirement, Mr. Griffin has been a private investor, managing his own fund of companies as well as serving on the advisory boards of Affinity Capital Management Fund III and IV and Sapient Capital Management Fund, in which he also invests. In addition, Mr. Griffin has served on the Board of Directors of several public companies, including MTS Systems Corporation and Urologix, Inc., and is currently a director of several private companies.

Areas of Relevant Experience: Mr. Griffin’s lengthy career in the biomedical industry and senior leadership positions at a leading global implantable medical device company, as well as his experience with managing venture investments, makes him well-suited to serve as a member of the Board of Directors.

Dan W. Gladney, age 63, has served as our President and Chief Executive Officer since November 16, 2015. Mr. Gladney joined the Company on November 2, 2015 as President-Elect and a member of the Board of Directors. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Complex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the Board of Directors of ARIA CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant. Mr. Gladney holds a Bachelor’s Degree in Business Administration from Eastern Michigan University.

Areas of Relevant Experience: Mr. Gladney’s significant experience leading medical device companies, as well as his position as President and Chief Executive Officer of EnteroMedics and his experience with commercialization of medical device companies makes him well-suited to serve as a member of the Board of Directors.

Lori C. McDougal, age 55, has served as one of our directors since July 2015. Ms. McDougal has served in an executive capacity in the healthcare industry for more than eighteen years. She served as an Executive Vice President at Optum, Inc., a part of UnitedHealth Group, Inc., from 2013 until 2014. Prior to her time at Optum, she served as Chief Executive Officer of UnitedHealth Group’s subsidiary UnitedHealth Military & Veterans Services, LLC from 2008 until 2013, and previously served as the Chief Operating Officer of UnitedHealth Military & Veterans Services from 2007 until 2008. Before joining UnitedHealth Military & Veterans Services, she served as a Vice President of UnitedHealthcare Medicare & Retirement starting in 2002. Additionally, she served as President of UnitedHealth International from 1998 until 2002 and Vice President of OptumInsight from 1996 to 1998.

Areas of Relevant Experience: Ms. McDougal’s significant executive leadership experience and her experience working with private and government insurers, both domestic and foreign, make her well suited to serve as a member of the Board of Directors.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly-traded medical device companies. Compensation for our directors is designed to result in compensation that is competitive with that provided by the peer group. An independent review of the director compensation program was completed during 2014. Based on this review, the Board of Directors approved changes to the director compensation program in order to help attract and retain qualified candidates for the Board of Directors. Effective with the 2014 annual meeting, the Board of Directors approved an increase in the annual option grant to each non-employee director that continues to serve as a non-employee director from 666 shares of our common stock to 1,666 shares of our common stock under our 2003 Plan. In addition, upon U.S. Food and Drug Administration (“FDA”) approval of the Maestro Rechargeable System, received January 14, 2015, the payment of cash fees for the services of our non-employee directors was amended such that in 2015, each non-employee director received an annual retainer of $15,000 for serving on the Board of Directors and each non-employee director who served on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, other than the chairperson of each of the committees, received an additional annual retainer of $7,250, $5,000 and $3,000, respectively. The chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee also received additional annual retainers of $12,500, $10,000 and $6,000, respectively. These annual retainer fees were paid on a quarterly basis to the directors. In addition, each non-employee director received $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically.

Effective January 1, 2016, based on consultation with Pearl Meyer & Partners (“Pearl Meyer”), the Company’s compensation consultant, the Board of Directors modified the director compensation program to better reflect current best practices in director compensation and our Board of Director’s increased responsibilities outside of the meetings of the Board of Directors and the committees. Starting on January 1, 2016, each non-employee director will be entitled to receive an annual retainer of $35,000 for serving on the Board of Directors and each non-employee director who serves on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, other than the chairperson of each of the committees, will receive an additional annual retainer of $7,250, $5,000 and $3,000, respectively. The Chair of the Board of Directors will also receive an additional annual retainer of $25,000 and the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee also receive additional annual retainers of $15,000, $10,000 and $6,000, respectively. Finally, other than the Chair of the Board of Directors, who will now receive an annual option grant of 3,333 shares of our common stock, each non-employee director will receive an annual option grant of 3,000 shares of our common stock starting in 2016.

We also grant stock option awards to our non-employee directors as compensation for their service on our Board of Directors. Each non-employee director who becomes a member of our Board of Directors will be granted an option to purchase 3,000 shares of our common stock under our 2003 Plan. Twenty-five percent of these options will vest immediately with the remainder vesting in 36 equal monthly installments following the date of grant. Each non-employee director that continues to serve as a non-employee director will be entitled to receive an annual option grant to purchase 3,000 shares of our common stock. Twenty-five percent of these options will vest immediately with the remainder to vest in 36 equal monthly installments following the date of grant. Each such option will have an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market on the date of grant and will have a ten-year term subject to earlier termination in the event of a termination of directorship. We intend to grant these annual stock option awards to our eligible non-employee directors each year at or around the time of our annual meeting of stockholders.

On May 6, 2015, the Board of Directors approved annual option grants to purchase 1,666 shares of our common stock under our 2003 Plan to each of Dr. Goldfischer, Ms. Friedman and Messrs. Griffin, Jansz, Teti and Tremmel. These options were granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $16.80, as adjusted for the Company’s 1-for-15 reverse stock split, and vest such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship. The Board of Directors also approved a second option grant to purchase 1,666 shares on May 6, 2015 for all non-employee directors standing for re-election in recognition of their service as directors during a critical time for the Company. These options were granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $16.80, as adjusted for the Company’s 1-for-15 reverse stock split, and fully vest on the one year anniversary of their grant date. Additionally, in connection with Ms. McDougal’s appointment to the Board of Directors, she received an option to purchase 1,666 shares of the Company’s common stock with an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $4.65, on July 31, 2015, the date she accepted the appointment, as adjusted for the Company’s 1-for-15 reverse stock split. The option vests such that twenty-five percent of the option vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Directors who also serve as employees of the Company receive no additional compensation for serving as a director. Dr. Knudson served as an employee of EnteroMedics throughout 2015, and Mr. Gladney is now the only director who serves as an employee of EnteroMedics. Starting in 2016, Dr. Knudson will receive compensation as a non-employee director for his service on the Board of Directors. Additionally, in connection with Dr. Knudson’s transition to non-executive Chairman of the Board of Directors, he received an option to purchase 3,333 shares of the Company’s common stock with an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $1.07, on February 25, 2016, as adjusted for the Company’s 1-for-15 reverse stock split. The option vests such that twenty-five percent of the option vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant.

The Company entered into a consulting agreement (the “Jansz Consulting Agreement”) with Anthony Jansz for the period from June 1, 2011 through April 30, 2015. In exchange for consulting services provided, Mr. Jansz was entitled to receive consulting fees and options to purchase 16,663 shares of common stock at a weighted average exercise price of $29.78. Total stock-based compensation expense recorded was approximately $600, $40,000 and $125,000 for the years ended December 31, 2015, 2014 and 2013, respectively. Due to a failure to meet certain performance conditions, 4,998 shares of the options granted to Mr. Jansz did not vest. In addition to the option grants, the Company paid Mr. Jansz approximately $75,000, $196,000 and $154,000 in fees and expenses for consulting services provided during the years ended December 31, 2015, 2014 and 2013, respectively.

On August 21, 2015, the Company entered into a consulting agreement (the “Tremmel Consulting Agreement”) with Jon Tremmel & Associates, LLC, which is wholly-owned by Jon Tremmel, a member of our Board of Directors, pursuant to which Jon Tremmel would provide guidance to the office of the Chief Executive Officer on the Company’s commercialization and reimbursement plans, and assist in transition planning related to the retirement of the Chief Executive Officer and other matters. Under the Tremmel Consulting Agreement, Jon Tremmel & Associates, LLC received a consulting fee of $500 per hour for up to twenty hours per week, and Mr. Tremmel received a non-qualified stock option to purchase 16,666 shares of the Company’s common stock, one twelfth of which vests each month for twelve months, beginning on the date of the Tremmel Consulting Agreement. The stock option was granted pursuant to the Company’s 2003 Plan, has a ten-year term and an exercise price equal to $3.45, which was the closing price of the Company’s stock on the NASDAQ Stock Market on August 21, 2015, as adjusted for the Company’s 1-for-15 reverse stock split. The Tremmel Consulting Agreement has a one year term, and either party may terminate the Tremmel Consulting Agreement upon two weeks’ written notice. Additionally, for five years following the termination of the Tremmel Consulting Agreement, Jon Tremmel & Associates, LLC has agreed not to actively participate in any venture to the extent such participation relates to developing, selling or offering for sale any product which competes with the Company’s actual or contemplated products as of the date of the Tremmel Consulting Agreement.

The following table shows the compensation of the non-employee members of our Board of Directors during fiscal year 2015.

Director Compensation in 2015

Name(1)	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Luke B. Evnin, Ph.D.(4)	14,000		—	—		14,000
Catherine Friedman(5)	40,250		42,213	—		82,463
Carl Goldfischer, M.D.	35,000	(6)	42,213	—		77,213
Bobby I. Griffin	41,750		42,213	—		83,963
Lori C. McDougal	19,563		6,483	—		26,046
Anthony P. Jansz	22,000		42,213	74,892	(7)	139,105
Nicholas L. Teti, Jr.	35,250		42,213	—		77,463
Jon T. Tremmel	44,938		42,213	77,632	(8)	164,783

(1)	Mark B. Knudson, Ph.D., who serves as Chairman of the Board and served as an executive officer of the Company until the end of 2015, and Dan W. Gladney, who currently serves as President and Chief Executive Officer of the Company, are not included in this table because each was an employee of EnteroMedics during 2015 and thus received no compensation for their services as a director. The compensation they received as an employee of EnteroMedics is shown in the “Summary Compensation Table.”

(2)	The amounts in this column include the annual Board of Director and committee retainer amounts described above under the heading “Director Compensation” and meeting fees for the Board of Director meetings held in 2015.

(3)	The amounts in this column represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by accounting principles generally accepted in the United States of America (“GAAP”). The assumptions used to arrive at the Black-Scholes value are disclosed in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K.

The directors held options as of December 31, 2015, as follows:

Name	Vested Options	Unvested Options
Luke B. Evnin, Ph.D.	3,101	—
Catherine Friedman	5,385	2,360
Carl Goldfischer, M.D.	5,135	2,360
Bobby I. Griffin	6,966	2,360
Lori C. McDougal	590	1,076
Anthony P. Jansz	13,968	2,360
Nicholas L. Teti, Jr.	7,773	2,360
Jon T. Tremmel	10,690	13,471

(4)	Dr. Evnin did not to stand for re-election at our 2015 Annual Meeting and retired from the Board of Directors effective May 6, 2015.

(5)	Ms. Friedman has decided not to stand for re-election and will retire from the Board of Directors effective May 4, 2016.

(6)	Dr. Goldfischer requested that such amount be paid to Bay City Capital LLC, of which Dr. Goldfischer is an Investment Partner and Managing Director.

(7)	The amount in this column represents the amount payable to Mr. Jansz in connection with the Jansz Consulting Agreement, as amended October 2012 and September 2014, as discussed in more detail above under the heading “Director Compensation.” The amount in this column represents the $74,892 for fees and expenses paid to Mr. Jansz for consulting services rendered in 2015.

(8)	The amount in this column represents the amount payable to Jon Tremmel & Associates, LLC, which is wholly owned by Mr. Tremmel, in connection with the Tremmel Consulting Agreement, and the option granted to Mr. Tremmel on August 21, 2015, as discussed in more detail above under the heading “Director Compensation.” The full grant date fair value of the option grant was $27,328. The amount in this column includes both the full grant date fair value of the option grant and $50,304 for fees and expenses paid to Mr. Tremmel for consulting services rendered in 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates), EnteroMedics and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with EnteroMedics and our management. Our Board of Directors has determined that no transactions or relationships existed that would disqualify any of our directors under NASDAQ Stock Market rules or require disclosure under SEC rules, with the exception of (i) Mark B. Knudson, Ph.D., who served as our President and Chief Executive Officer and as Executive Chairman during 2015, because of his employment relationship with EnteroMedics, (ii) Dan W. Gladney, our President and Chief Executive Officer, because of his employment relationship with EnteroMedics, and (iii) Anthony P. Jansz, because of his consulting relationship with EnteroMedics beginning June 1, 2011. Based upon that finding, the Board of Directors determined that Dr. Goldfischer, Mses. Friedman and McDougal and Messrs. Griffin, Teti and Tremmel are “independent” and the composition of our Board of Directors meets the requirements for independence under the NASDAQ Stock Market. Each of our Audit and Compensation Committees is composed only of independent directors. Our Nominating and Governance Committee is comprised of two independent directors and Dr. Knudson, who was appointed to the Nominating and Governance Committee pursuant to the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3). The Board of Directors has determined that Dr. Knudson’s appointment as the chair of the Nominating and Governance Committee in February 2016 is in the best interest of the Company and its stockholders, as further discussed under the heading “Nominating and Governance Committee” below. The Board of Directors is scheduled to conduct a review of director independence in May 2016.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In evaluating a candidate for nomination as a director of the Company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source. The Nominating and Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees.

These general criteria are subject to modification and the Nominating and Governance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at our next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2016 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2017 annual meeting must do so prior to February 3, 2017, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Leadership Structure

Dr. Knudson, formerly our President and Chief Executive Officer, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure is appropriate because Dr. Knudson founded EnteroMedics and has the most comprehensive institutional knowledge of any member of the Board of Directors and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and because he is uniquely positioned to work with and evaluate our current President and Chief Executive Officer. By splitting the roles of Chairman of the Board and Chief Executive Officer, we also ensure that Mr. Gladney can focus on leading day-to-day operations at the Company, as well as provide decisive leadership, ensure clear accountability and enhance the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, clinical investigators and investors, which is particularly important as we continue the commercialization of the Maestro Rechargeable System in the United States and internationally. We do not have a lead independent director.

Each of the directors other than Dr. Knudson, Mr. Gladney, our current President and Chief Executive Officer, and Mr. Jansz are independent and our Board of Directors believes that the non-executive Chairman and the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the Chairman and the independent directors have regular executive sessions. At the executive sessions, the independent directors discuss with the Chairman any specific feedback or issues, provide the Chairman with input regarding agenda items for Board and Committee meetings and coordinate with the Chairman regarding information to be provided to the independent directors in performing their duties. Our Board believes that this approach is appropriate to ensure proper oversight of our executives and effectively complements our current management structure.

Our Board of Directors periodically evaluates whether the leadership structure of our Board continues to be optimal for the Company and our stockholders. Although we believe that splitting the roles of Chairman and Chief Executive Officer is appropriate in our current circumstances, the Board has the flexibility to modify the Board leadership structure in the future if it determines that to be appropriate.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held eleven meetings during fiscal year 2015. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year, except for Mr. Jansz who attended 36% of the total meetings of the Board and Board committees on which he served.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Current Term Expiration	Audit	Nominating and Governance	Compensation
Catherine Friedman(1)	2016	Chair	✓
Dan W. Gladney	2018
Carl Goldfischer, M.D.	2017		✓
Bobby I. Griffin	2018	✓		✓
Anthony P. Jansz	2017
Lori C. McDougal	2017	✓		✓
Mark B. Knudson, Ph.D.(2)	2016		Chair
Nicholas L. Teti, Jr.	2016		✓	Chair
Jon T. Tremmel	2017

(1)	Ms. Friedman has decided not to stand for re-election and will retire from the Board of Directors effective May 4, 2016. Under our bylaws, the Board of Directors may have up to nine members, and the Board of Directors is actively searching for an additional member to join the Board.

(2)	Dr. Knudson was appointed the chair of the Nominating and Governance Committee in February 2016.

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the SEC. All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. Our Board of Directors has determined that Catherine Friedman, our current Audit Committee Chair, and Lori McDougal, who will succeed Ms. Friedman as the Audit Committee Chair, are financial experts under the rules of the SEC. The Audit Committee held 4 meetings in 2015. During each of the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at our next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews the charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the NASDAQ Stock Market, other than Dr. Knudson, who was appointed the chair of the Nominating and Governance Committee in February 2016. Dr. Knudson is currently serving as a non-independent member of this Committee pursuant to the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3). NASDAQ Rule 5605(e)(3) permits one non-independent director to serve on the Nominating and Governance Committee for a period of up to two years if the Board of Directors has determined that it is in the best interests of the Company and its stockholders. While Dr. Knudson was employed as an executive officer by the Company throughout 2015, he is no longer an employee of the Company. The Board of Directors has determined that, due to Dr. Knudson’s extensive experience on the Board of Directors and as President and Chief Executive Officer, and his comprehensive institutional knowledge of the Company, he is uniquely positioned to serve on the Nominating and Governance Committee, and it is in the best interests of the Company and its stockholders for him to continue to oversee the governance of the Company during the transition in leadership. The Nominating and Governance Committee held 5 meetings in 2015. During each of the meetings, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the NASDAQ Stock Market. The Compensation Committee held 5 meetings in 2015. During each of the meetings, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders. Dr. Knudson and Mr. Tremmel attended our 2015 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted the EnteroMedics Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Board’s Role in Risk Oversight

Our management has responsibility for managing day-to-day risk and for bringing the most material risks facing the Company to the Board’s attention. The Board takes an active role in risk oversight related to the Company both as a full Board and through its committees. To facilitate the Board’s risk oversight responsibility, management provides the Board with information about its identification, assessment and management of critical risks and its risk mitigation strategies. This information is communicated to our Board and committees at regular and special meetings, through reports, presentations and discussions with key management personnel and representatives of outside advisors, such as our independent auditors, as appropriate. These matters are further discussed by the Board and committees in executive sessions without the presence of management. The primary areas of risk oversight that our Board and committees are responsible for are summarized below:

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual capital plan and strategic plans (including capital allocation); litigation and regulatory exposures; other current matters that may present material risk to our operations, plans, prospects or reputation; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Nominating and Governance Committee	Risks and exposures associated with corporate governance, legal compliance and director succession planning.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee will be required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or are a party in which:

•	the amounts involved, exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Tremmel Consulting Agreement

On August 21, 2015, the Company entered into a consulting agreement with Jon Tremmel & Associates, LLC, which is wholly-owned by Jon Tremmel, a member of our Board of Directors. The details of the consulting agreement are described above under the heading “Director Compensation.”

Indemnification Agreements

Upon the closing of our initial public offering on November 20, 2007, we entered into indemnification agreements with each of our directors and executive officers serving at the time. We also entered into indemnification agreements with Messrs. Jansz and Tremmel after their appointments to our Board of Directors. It is our standard practice to enter into an indemnification agreement with each new executive officer that we hire and each new member of our Board of Directors that we appoint. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

The following table sets forth information regarding our named executive officers, including their title as of December 31, 2015 and their age as of February 29, 2016. Dr. Knudson retired from his position as an executive officer on December 31, 2015, and Mr. Hancock was terminated from his position as Chief Commercial Officer on January 6, 2016. Current information regarding our executive officers can be found under the heading “Executive Officers” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015

Name	Age	Position
Mark B. Knudson, Ph.D.	67	Executive Chairman, Chairman of the Board and Director
Dan W. Gladney	63	President and Chief Executive Officer
Greg S. Lea	63	Chief Financial Officer and Chief Operating Officer
Scott A. Shikora, M.D.	57	Executive Vice President of Medical Affairs and Chief Medical Officer
Brad Hancock	59	Chief Commercial Officer
Adrianus (Jos) Donders	62	Senior Vice President of Research and Advanced Development
Katherine S. Tweden, Ph.D.	55	Senior Vice President of Research

Mark B. Knudson, Ph.D. served as our President, Chief Executive Officer and Chairman of the Board from December 2002 until November 16, 2015, when he was appointed Executive Chairman of the Company. Dr. Knudson served as Executive Chairman until his retirement on December 31, 2015. Dr. Knudson also served as President and Chief Executive Officer of Venturi Group, LLC and Venturi Development, Inc., positions he held from 1999 and 2001 until their dissolutions in 2008 and 2009, respectively. Dr. Knudson served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing, from 1999 through July 2008 when it was acquired by Medtronic, Inc. Dr. Knudson was also a member of the audit committee of Restore Medical. Dr. Knudson received a Bachelor of Science in biology from Pacific Lutheran University and a Ph.D. in physiology from Washington State University.

Dan W. Gladney has served as our President and Chief Executive Officer since November 16, 2015. Mr. Gladney joined the Company on November 2, 2015 as President-Elect and a member of the Board of Directors. Prior to joining us, Mr. Gladney served as Chairman and Chief Executive Officer of Lanx, Inc., a medical device company focused on developing and commercializing innovative devices for spinal surgery. Prior to his time at Lanx, Inc., Mr. Gladney was a Healthcare Operating Partner at Norwest Equity Partners (NEP) from 2008 until 2010, where he was responsible for strategic planning, business growth and corporate governance for NEP portfolio companies and executing new investment opportunities for the firm. Prior to joining NEP, Mr. Gladney served as President and Chief Executive Officer of several medical device companies including Heart Leaflet Technologies and ACIST Medical Systems, both of which were acquired by The Bracco Group. He also served as Chairman, Chief Executive Officer and President of Complex Technologies, a publicly traded orthopedic and health and wellness electro therapy company, from 2002 until 2006. Mr. Gladney currently serves on the Board of Directors of ARIA CV, Inc. and has been a member of a number of other private and public company boards. After the sale of Lanx, he acted as a private investor and small business consultant. Mr. Gladney holds a Bachelor’s Degree in Business Administration from Eastern Michigan University.

Greg S. Lea has served as our Chief Financial Officer since May 21, 2007 and was appointed Chief Compliance Officer on January 6, 2016. Mr. Lea also held the position of Chief Operating Officer from February 15, 2013 to January 6, 2016 and held the title of “Senior Vice President” from May 21, 2007 until December 11, 2014, at which point the title was dropped in order to clarify his position in our executive leadership team. Prior to joining us, Mr. Lea served as Chief Financial Officer of Pemstar Inc. from July 2002 through January 2007 when it was acquired by Benchmark Electronics, Inc. Mr. Lea also served as a director of Pemstar from April 2001 through January 2007 and held the position of Corporate Controller from April 2002 through July 2002. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President-Business Ventures. Prior to that, Mr. Lea held several financial management and administrative positions at IBM Corporation from 1974 to 1993 and was President and a director of Ability Building Center, Inc. from 1981 to 1993. Mr. Lea holds a B.S. in Accounting/Business Management from Minnesota State University, Mankato.

Scott A. Shikora, M.D. has served as our Executive Vice President of Medical Affairs and Chief Medical Officer since June 1, 2015. Dr. Shikora has over 20 years of experience in the field of obesity. Currently, he is an Associate Professor of Surgery at Harvard Medical School and the Director of the Center for Metabolic and Bariatric Surgery at Brigham and Women’s Hospital in Boston. Prior to that, Dr. Shikora worked at Tufts Medical Center in Boston for over 16 years, where he was the Director of the Weight and Wellness Center, and Chief of the divisions of Bariatric and General Surgery. He is a member of several medical societies and was active in leadership in the American Society for Parenteral and Enteral Nutrition where he is a past president and former board member. He is past president of the American Society for Metabolic and Bariatric Surgery and a former Executive Council member. Dr. Shikora is the Editor-in-Chief of Obesity Surgery, an Associate Editor of the surgical journal Surgery for Obesity and Related Diseases and has authored numerous book chapters and journal publications and made hundreds of presentations internationally on bariatric surgery, new technologies and nutrition support topics. He received his M.D. from the Columbia University College of Physicians & Surgeons and completed his surgical residency and Nutrition Support fellowship at New England Deaconess Hospital in Boston.

Brad Hancock served as our Chief Commercial Officer from November 17, 2014 until January 6, 2016, when he was terminated from the position. From 2012 until his appointment as Chief Commercial Officer of the Company, Mr. Hancock served as Vice President of Sales and Marketing at Flowonix Medical Inc., a company focused on implantable devices and techniques for improving drug delivery. From 2008 through 2012, he was Vice President and General Manager of the International Neuromodulation Division at St. Jude Medical, Inc., a role in which he managed the sales, marketing, regulatory, clinical, reimbursement, and financial functions for spinal cord and deep brain stimulation therapies. Prior to working at St. Jude Medical, Mr. Hancock had spent almost 20 years at Medtronic, Inc., holding sales management positions of increasing seniority in Medtronic’s neuromodulation, spine, pain management, cardiac rhythm management and peripheral vascular divisions, serving most recently as Vice President of US Sales, Neuromodulation. Mr. Hancock began his career in the medical device field at Johnson and Johnson, where he held sales and sales management positions from 1982 to 1989. Mr. Hancock holds a B.S. in Business Administration from Miami University.

Adrianus (Jos) Donders has served as our Senior Vice President of Research and Advanced Development since April 2005. Effective June 1, 2015, the Board determined Mr. Donders no longer met the requirements to be an executive officer under Rule 405 of the Securities Act of 1933, as amended (the “Securities Act). From September 2003 to April 2005, Mr. Donders was Director Communication Systems Engineering for Medtronic USA. From June 2000 to August 2003, Mr. Donders served as Director Clinical Study Management and Research and Development Europe for Medtronic Europe. Mr. Donders received a degree equivalent to a Master’s of Electrical Engineering from the Institute of Technology Eindhoven Netherlands.

Katherine S. Tweden, Ph.D. served as our Vice President of Clinical and Regulatory from May 2011 until May 31, 2015. Effective June 1, 2015, she was appointed to the position of Senior Vice President of Research, subject to the direction and control of the CMO at which point the Board determined Dr. Tweden no longer met the requirements to be an executive officer under Rule 405 of the Securities Act and, as of January 6, 2016, she now serves as our Senior Vice President of Clinical. Prior to May 2011, Dr. Tweden served as our Vice President of Research and Clinical from September 2008 to May 2011 and our Vice President of Research from January 2003 to September 2008. From November 2002 to January 2003, Dr. Tweden was a consultant to Venturi Group, a medical device incubator company. From January 2003 through August 2004, Dr. Tweden worked for Venturi Development Inc. as a consultant to us. From July 1997 to October 2002, Dr. Tweden held positions including Director of Research and Vice President of Research for HeartStent Corporation. From September 1990 to June 1997, Dr. Tweden held the positions of Senior Research Scientist and Principal Research Scientist at St. Jude Medical, Inc. Dr. Tweden received a Bachelor of Arts in chemistry from Gustavus Adolphus College and a Master’s degree and Ph.D. in biomedical engineering from Iowa State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers (“NEOs”), who consist of our current and former Chief Executive Officers, our Chief Financial Officer, our three next most highly paid executive officers as determined under the rules of the SEC, and two additional individuals for whom disclosure would have been provided but for the fact that they were not serving as executive officers at the end of 2015. At the end of 2015, we only had two additional executive officers, Scott A. Shikora, M.D., our Executive Vice President of Medical Affairs and Chief Medical Officer, and Brad Hancock, our Chief Commercial Officer. After Dr. Shikora and Mr. Hancock were hired, our Board determined, effective June 1, 2015, that Adrianus (Jos) Donders, our current Senior Vice President of Research and Advanced Development, and Katherine S. Tweden, Ph.D., our current Senior Vice President of Clinical, no longer met the qualifications required to be considered executive officers under the rules of the SEC, however, they are included as NEOs pursuant to the rules of the SEC.

Compensation Determination Process

Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. The Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

The Compensation Committee generally reviews each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. During 2014, the Company engaged Pearl Meyer to conduct a peer group compensation study, which analyzed the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable core peer group companies (Athersys, Inc., AtriCure, Inc., Celladon Corporation, Cutera, Inc., ERBA Diagnostics, Inc., Esperion Therapeutics, Inc., Hansen Medical, Inc., Lexicon Pharmaceuticals, Inc., NeuroMetrix Inc., Orexigen Therapeutics, Inc., Stereotaxis Inc., SurModics, Inc., Synergy Pharmaceuticals, Inc., Uroplasty, Inc. and VIVUS Inc.), consisting of medical device companies that were publicly-traded and comparably-sized, were selected by Pearl Meyer with input from our Chief Financial Officer and were approved by the Compensation Committee. In addition, Pearl Meyer selected an aspirational peer group to analyze and explain directional shifts in compensation as the Company begins to commercialize its product and generate material revenue. The aspirational peer group companies (Abaxis, Inc., ABIOMED, Inc., Cardiovascular Systems Inc., Cyberonics Inc., Cynosure, Inc., DexCom, Inc., Heartware International Inc., Insulet Corporation and Nxstage Medical, Inc.) consisted of larger medical device companies that were publicly-traded. Pearl Meyer presented the results of their analysis and the findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. The Compensation Committee used the analysis completed by Pearl Meyer as a starting point in its annual review of executive compensation to benchmark each executive officer’s current compensation package against compensation packages offered to similar executive officers by the peer group companies. Additionally, the Compensation Committee consulted with Pearl Myer when negotiating the compensation levels for Messrs. Gladney and Hancock and Dr. Shikora. This included an analysis of the base salaries, percentage equity ownership and percentage cash incentives of chief executive officers hired at comparable companies, as well as the typical base salaries, equity grants and percentage cash incentives for comparable Chief Commercial Officers and Chief Medical Officers. The Compensation Committee took into account this information as well as its desire to ensure that each executive officer is fairly compensated and properly incentivized, while still following the Company’s overall compensation philosophy when determining the appropriate compensation level for each newly hired executive officer.

In general, the Compensation Committee tries to keep each executive officer’s base salary and total compensation at the midpoint of the range of base salaries and total compensation paid to similar executive officers at the peer group companies and may make recommendations to adjust an executive officer’s compensation accordingly. The goal of this review is to try to maintain base salaries and total compensation packages that are market competitive, so the Company can attract and retain executive talent. However, the Compensation Committee may deviate from this benchmark as it considers other factors such as each executive officer’s individual performance and responsibilities, the Company’s overall strategy and performance and the pool of resources available for compensation adjustments each year. These factors, especially the Company’s desire to reward individual efforts and performance, weigh much more heavily in the Compensation Committee’s final recommendations with respect to compensation adjustments. Since the Company’s intent with respect to stock-based compensation relates more to aligning executive officers’ interests with those of the Company and encouraging their efforts for the long-term growth and success of the Company, the peer group analysis generally plays a role as a reference point in the Compensation Committee’s decisions to make additional awards of stock options to the executive officers. More importantly, the Compensation Committee considers individual performance and experience, contributions and achievements, stock option grants previously awarded to each executive and the Compensation Committee’s view of the appropriate levels of equity compensation for individuals with certain responsibilities, professional expertise and experience.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Compensation Philosophy and Components

We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide our executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each of our executive officer’s total compensation be contingent upon both our overall company performance and each executive officer’s individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executive officers’ overall compensation to key strategic, financial and operational goals, such as clinical trial progress, commercialization efforts, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executive officers following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby allowing such objectives to vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. Each executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy. As a result of the positive vote by the Gastroenterology and Urology Devices Panel of the Medical Devices Advisory Committee (the “Panel”) of the FDA regarding the safety, efficacy and benefit/risk ratio of the Company’s Maestro Rechargeable System that occurred at the Panel’s meeting on June 17, 2014, and after consideration of the peer group compensation study conducted by Pearl Meyer on behalf of the Company, the Board of Directors approved increases to the base annual salary of its executive officers, effective as of July 1, 2014. The Board of Directors adopted the salary increases based upon the recommendations of Pearl Meyer in order to align the compensation of the Company’s executive officers with that of their peers in comparable companies. In 2015, the Committee determined that the salaries of the Company’s executive officers were appropriate, and did not increase any executive officer’s base salary.

We have also entered into executive employment agreements and amendments to the agreements with Drs. Knudson and Tweden and Messrs. Gladney, Lea, Hancock and Donders that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading “Executive Employment Agreements and Severance Benefits.” The base salaries recommended by the Compensation Committee and approved by the Board for Drs. Knudson and Tweden and Messrs. Gladney, Lea, Hancock and Donders have been consistent with these agreements since they were executed. Dr. Shikora has not entered into an executive employment agreement, and Dr. Knudson’s executive employment agreement was terminated when he retired as an officer of the Company on December 31, 2015. Also, Mr. Hancock’s executive employment agreement was terminated when he left the Company’s employment on January 6, 2016.

The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Cash Incentives

Our Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utilizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the Company.

At the beginning of each year, the Compensation Committee approves, subject to review by the Board of Directors, new “Base Plan” and “Incremental Plan” corporate objectives for the Management Incentive Plan. The objectives are established and measured on an annual basis to better align personal objectives with the direction and objectives of the Company. When these objectives are established and approved, each objective, and, if applicable, the subparts to each objective, is weighted and assigned a percentage value relative to the “Base Plan” or “Incremental Plan” corporate objectives taken as a whole. At that time, the Compensation Committee also establishes the maximum bonus amount for each of our executive officers, based on a set percentage of each executive officer’s base salary, that the “Base Plan” and “Incremental Plan” corporate objectives are worth (see table below). The Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan.

Under the terms of the Management Incentive Plan, if participants achieve the designated “Base Plan” objectives, they are entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition to the “Base Plan” bonus amount, participants are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional “Incremental Plan” objectives are achieved. The bonus percentages that may be paid to executive officers under the 2015 “Base Plan” and “Incremental Plan” are set forth in the table below:

Title	“Base Plan” (bonus as percentage of salary)	“Incremental Plan” (bonus as percentage of salary)	Maximum Bonus (as a percentage of salary)
President and CEO	40%	10%	50%
Chief Operating Officer, Chief Commercial Officer, Chief Medical Officer	35%	10%	45%
Senior Vice President	32%	8%	40%
Vice President	28%	7%	35%
Director	20%	5%	25%

The Compensation Committee’s decision to include “Base Plan” and “Incremental Plan” bonuses and performance objectives in conjunction with bonus award percentages that may be earned by executive officers was based on its determination that such an incentive plan is necessary to strategically align the Company’s compensation with that of similarly positioned publicly-traded medical device companies and to increase the Company’s ability to attract and retain talented executive management. Additionally, the “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement.

The Management Incentive Plan includes corporate and individual performance goals for all participants, except the Chief Executive Officer and other executive officers above the Senior Vice President level, whose bonus is based entirely on corporate objectives. The weighting of the corporate to individual performance goals for executive officers under the Management Incentive Plan is set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
Chief Operating Officer, Chief Commercial Officer, Chief Medical Officer	100%	0%
Senior Vice President	90%	10%
Vice President	80%	20%
Director	60%	40%

These percentages were weighted based upon the Compensation Committee’s determination that the achievement of the Company’s strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the Company’s overall performance.

At the beginning of each year, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance objectives that were established for the prior year’s Management Incentive Plan and assesses whether the objectives were fully achieved, not achieved or partially achieved. If an objective was fully achieved, 100% credit is given for the objective. If an objective was not achieved, 0% credit is given for the objective. If an objective was partially achieved, the Compensation Committee, with input from the Chief Executive Officer, will review the objective and the Company’s performance to determine whether any partial credit is appropriate. In some cases, for example where an objective has subparts and one or more of the subparts were achieved, even though the main objective was not achieved, partial credit may be given for the subparts that were achieved. Since each of the objectives was assigned a weighting when it was established, the Compensation Committee adds the percentages for the objectives that were achieved to determine the total percentage of the “Base Plan” and “Incremental Plan” corporate objectives that were achieved for the year. Then, if there were any executive officers who did not serve as executive officers for the full year and had an agreement with the Company to receive a pro-rated amount of the Management Incentive Plan, the Compensation Committee will calculate the pro-rated percentage of the bonus award that such executive officer is entitled to receive. Finally, the Compensation Committee calculates the bonus award amount for each executive officer by first multiplying (i) the total percentage amount that the “Base Plan” corporate objective was achieved by the maximum “Base Plan” bonus amount for that officer, (ii) the total percentage amount that the “Incremental Plan” corporate objective was achieved by the maximum “Incremental Plan” bonus amount for that officer and (iii) for all of the participants except the Chief Executive Officer and other executive officers above the Senior Vice President level, the total percentage amount that the individual objective was achieved by the maximum individual bonus amount for that officer and then adding the amounts together. Based on these calculations, the Compensation Committee may approve the bonus award amounts to be paid to each of the executive officers or the Compensation Committee may recommend the bonus award amounts to be paid to each of the executive officers to the Board of Directors for review and approval of the payment of the awards.

In the first half of 2015, the individual performance objectives under the Management Incentive Plan were set separately and specifically for each participating executive officer by the Chief Executive Officer. With respect to the corporate performance components, on March 9, 2015, the Compensation Committee established objectives for both the “Base Plan” and the “Incremental Plan.” The “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2015 consisted of: (i) the achievement of certain milestones in 2015 related to the commercialization and sale of the Company’s Maestro Rechargeable System; (ii) the achievement of certain milestones in 2015 related to the Company’s clinical, regulatory and commercial development; and (iii) the achievement of certain financial objectives. The “Incremental Plan” corporate performance objective for fiscal year 2015 was the achievement of a minimum amount of revenue generated from sales of the Maestro Rechargeable System. If the Incremental Plan objective was achieved, the Compensation Committee could, in its discretion, increase the total bonus award up to 150%. The “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement. In accordance with the Management Incentive Plan, the Compensation Committee has the discretion to award partial or full payment of annual cash incentive compensation in the event that some, but not all, of the “Base Plan” or “Incremental Plan” corporate goals are achieved.

Due to unanticipated changes in the Company’s business plan during 2015, on September 9, 2015, the Compensation Committee determined that the “Base Plan” corporate performance objectives under the Management Incentive Plan it had adopted in March 2015 were substantially no longer achievable. As a result, the Compensation Committee revised the terms of the Management Incentive Plan for the second half of 2015 by (i) determining that the “Base Plan” corporate performance objectives adopted by the Compensation Committee on March 9, 2015 (the “Original 2015 Corporate Performance Objectives”) would be used only to assess the Company’s performance under the Management Incentive Plan for the first half of 2015, and (ii) adopting new “Base Plan” corporate performance objectives as of July 1, 2015 (the “Revised 2015 Corporate Performance Objectives”) to measure performance under the Management Incentive Plan for the period from July 1, 2015 through December 31, 2015. The Compensation Committee did not revise the “Incremental Plan” objectives or the individual objectives it had adopted under the Management Incentive Plan on March 9, 2015, and determined that performance under those objectives for purposes of the Management Incentive Plan would still be determined by the Compensation Committee based on performance for the full year of 2015. In addition, the Compensation Committee did not revise any of the maximum bonus percentages that had previously been adopted with respect to the participants in the Management Incentive Plan.

The Revised 2015 Corporate Performance Objectives established by the Compensation Committee for the second half of 2015 consisted of: (i) the achievement of a certain level of unit sales of the Company’s Maestro Rechargeable System in 2015; (ii) the establishment of a certain number of registry centers for the implantation of the Company’s Maestro Rechargeable System; (iii) the achievement of certain milestones in 2015 related to the Company’s reimbursement plan; and (iv) the achievement of certain financial objectives relating to management of expenses and cash.

Additionally, in October 2015, the Compensation Committee adopted and approved a performance incentive program to allow certain participants in the Management Incentive Plan to use up to 100% of any payout they earn under the Management Incentive Plan to purchase shares of the Company’s common stock at a price of $4.50 per share, as adjusted for the Company’s 1-for-15 reverse stock split, plus one additional bonus share issued for every two shares so purchased.

As a result of the changes in the Management Incentive Plan, one half of each participant’s potential bonus attributable to the “Base Plan” corporate performance objectives was determined by the Compensation Committee based on an assessment of the Company’s performance from January 1, 2015 through June 30, 2015 under the Original 2015 Corporate Performance Objectives, and the other half was determined by the Compensation Committee based on an assessment of the Company’s performance from July 1, 2015 through December 31, 2015 under the Revised 2015 Corporate Performance Objectives.

At its February 10, 2016 meeting, the Board of Directors reviewed the achievement of the corporate and individual performance objectives in awarding bonuses under the Management Incentive Plan, and concluded that 10% of the “Base Plan” corporate performance objectives for the first half of 2015 and 75% of the “Base Plan” corporate performance objectives for the second half of 2015 had been achieved, for a total of 42.5%. The Board of Directors discussed the achievement of the 2015 “Incremental Plan” corporate performance objectives and awarded 0.0% of the “Incremental Plan” bonus amount. Additionally, our Chief Executive Officer, as authorized by the Board of Directors, concluded that on average 91.25% of the individual performance objectives for the Senior Vice Presidents was achieved. Each of the other executive officers were evaluated solely on the corporate performance objectives. Based on these assessments, the Board of Directors approved 2015 bonus awards of $66,224, $13,274, $135,453, $53,075, $49,088, $42,286 and $41,700 for Dr. Knudson, Mr. Gladney, Mr. Lea, Dr. Shikora, Mr. Hancock, Mr. Donders and Dr. Tweden, respectively. These bonus awards were paid to the named executive officers in February 2016.

Additionally, pursuant to Amendment No. 2 to Mr. Lea’s employment agreement, discussed in further detail below under the heading “Employment Agreements,” Mr. Lea was deemed to have achieved 100% of the corporate performance objectives and individual performance objectives under the Management Incentive Plan and a 20% premium on his bonus for 2015. Also, based on his offer letter, Dr. Shikora was deemed to have achieved 100% of the corporate performance objectives.

The Board of Directors also approved a special, one-time cash bonus for all employees of the Company in recognition of receiving FDA approval for the Maestro Rechargeable System on January 14, 2015. Each employee, including the executive officers of the Company, received a cash bonus equal to 5% of their current annual base salary. Payments of $19,478, $5,408, $16,125, $13,837 and $13,863 to Dr. Knudson, Mr. Hancock, Mr. Lea, Mr. Donders and Dr. Tweden, respectively, were made in February 2015.

Long-Term Incentives

Our 2003 Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the NASDAQ Stock Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the date of grant.

Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year, but may occur at other times during the year, if at all. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers is at the discretion of our Compensation Committee and the Board of Directors and may be in accordance with this schedule or may be monthly over different periods of time or may have a component of immediate vesting or may be tied to specified performance milestones. Stock option grants are made with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to May 1, 2006, the grant date was the same as an employee’s hire date, the date an agreement was entered into with a consultant or the date the Board of Directors approved the option grant. Since May 1, 2006, the stock option grant date has consistently been the day the Compensation Committee or the Board of Directors approves the option grant.

The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical and regulatory progress, commercialization, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee’s proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee.

On March 9, 2015, the Compensation Committee approved stock option grants to the Company’s employees as recognition for receiving FDA approval on January 14, 2015, including 15,000, 11,666, 5,333, 5,000 and 4,999 shares for Dr. Knudson, Mr. Lea, Mr. Hancock, Mr. Donders and Dr. Tweden, respectively, which vest in equal monthly installments for 48 months. The stock options were granted pursuant to the 2003 Plan and have a ten-year term and an exercise price equal to $16.65, as adjusted for the Company’s 1-for-15 reverse stock split. The Company also awarded Dr. Shikora two separate options to purchase 25,000 shares with an exercise price of $16.80, as adjusted for the Company’s 1-for-15 reverse stock split, upon his acceptance of the position of Chief Medical Officer. One of Dr. Shikora’s option grants vests such that 25% of shares will vest one year from the date of his hire and the remaining 75% will then vest in equal 2.0833% installments each month thereafter over the following 36 months and the other option grant vests such that 25% of shares will vest upon Dr. Shikora becoming a full-time employee of the Company and the remaining 75% will then vest in equal 2.0833% installments each month thereafter over the following 36 months. Additionally, in connection with his acceptance of the position of Chief Executive Officer, Mr. Gladney received an option for 516,666 shares as an inducement grant, with an exercise price of $3.75 per share, the closing price of the Company’s common stock on October 28, 2015, as adjusted for the Company’s 1-for-15 reverse stock split. Mr. Gladney’s option will vest as follows: 25% of the shares will vest as of one year from the date of grant, and the remaining 75% of the shares will then vest in equal 2.0833% installments each month thereafter over the following 36 months.

Additionally, in connection with Dr. Knudson’s retirement, the Board accelerated the vesting of all of Dr. Knudson’s unvested options on December 31, 2015 and extended the term during which his options can be exercised for three years after his retirement, except for the options that expire within three years of December 31, 2015, which were not extended.

Other Compensation

We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executive officers. Specifically, we fund the executive officer’s Flex Spending Accounts and we pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

Executive Employment Agreements and Severance Benefits

We have entered into executive employment agreements with Drs. Knudson and Tweden and Messrs. Gladney, Lea, Hancock and Donders. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the Company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. On May 4, 2009 and April 13, 2010, we entered into an amended and restated executive employment agreements with Dr. Knudson and Mr. Lea, respectively, which superseded and replaced their prior executive employment agreements. These agreements also provide for the payment of severance benefits upon certain termination events with Drs. Knudson and Tweden and Messrs. Gladney, Lea, Hancock and Donders and for the right to certain benefits upon a change in control of EnteroMedics. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements, as amended, including both Dr. Knudson’s and Mr. Hancock’s executive employment agreements, which terminated when Dr. Knudson and Mr. Hancock left the Company’s employment, can be found in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Code, we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which qualifies as performance-based compensation does not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2013, 2014 and 2015 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee of the Board of Directors of EnteroMedics

Nicholas L. Teti, Jr., Chair	Bobby I. Griffin
Lori C. McDougal

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	Non- equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)		Total ($)
Mark B. Knudson, Ph.D.(5)	2015	$389,552	$19,478		$210,150	$66,224	$61,441	(6)	$746,845
President and Chief Executive Officer, Executive Chairman	2014 2013	374,800 354,045	35,405 —		— 1,571,807	196,724 106,216	4,870 4,486		611,799 2,036,554
Dan W. Gladney(7).	2015	79,167	—		1,628,631	13,274	164		1,721,236
President and Chief Executive Officer	2014 2013	— —	— —		— —	— —	— —		— —
Greg S. Lea	2015	322,507	16,125		163,413	135,453	4,750		642,248
Chief Financial Officer and Chief Compliance Officer	2014 2013	308,757 293,220	29,501 —		— 1,233,226	137,388 80,240	4,485 4,486		480,131 1,611,172
Scott A. Shikora, M.D(8).	2015	124,250	—		714,703	53,075	161		892,189
Executive Vice President, Medical Affairs and Chief Commercial Officer
Brad Hancock(9)	2015	330,000	5,408		74,709	49,088	5,735		464,940
Chief Commercial Officer	2014	41,250	10,000	(10)	486,767	17,332	424		555,773
Adrianus (Jos) Donders	2015	227,526	13,837		70,044	42,286	4,634		358,327
Senior Vice President of Research and Advanced Development	2014 2013	270,242 263,742	26,374 —		— 360,289	111,582 66,463	4,485 4,479		412,683 694,973
Katherine S. Tweden, Ph.D.	2015	277,258	13,863		70,030	41,700	5,591		408,442
Senior Vice President of Research	2014	270,758	26,426		—	98,399	5,362		400,945
	2013	264,258	—		316,136	49,945	6,148		636,487

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column.

On June 23, 2014, the Board of Directors approved a special, one-time cash bonus for all employees of the Company, including the executive officers, equal to 10% of their annual base salary at that time. The Board of Directors also approved a second, one-time cash bonus for all employees of the Company, including the executive officers, in recognition of receiving FDA approval for the Maestro Rechargeable System on January 14, 2015, equal to 5% of their annual base salary at that time.

(2)	The amount in this column represents the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

(3)	Represents bonuses earned under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan. The details of the Management Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)

The amounts in this column include Company contributions to each executive officer’s Flex Spending Account (“FSA”) and premiums paid by the Company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executive officers. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the Company for executive officers as the Company covers 80% of this expense for all employees.

(5)	Dr. Knudson retired as an employee of the Company effective December 31, 2015.

(6)	Dr. Knudson received a payment of $53,490 on his last day of employment for unused paid time off.

(7)	Mr. Gladney was hired as President-Elect of the Company on November 2, 2015, and became President and Chief Executive Officer on November 16, 2015.

(8)	Dr. Shikora was hired as Executive Vice President of Medical Affairs and Chief Medical Officer on June 1, 2015. Dr. Shikora is currently a part-time employee of EnteroMedics.

(9)	Mr. Hancock was hired as our Chief Commercial Officer on November 17, 2014 and served until his termination on January 6, 2016.

(10)	Mr. Hancock received a $10,000 bonus upon starting his employment on November 17, 2014.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2015.

Grants of Plan-Based Awards in 2015

		Estimated future payouts under non-equity incentive plan awards(1)			All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of option awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mark B. Knudson, Ph.D.	3/9/15	$—	$155,821	$292,164	15,000	$16.65	$210,150
Dan W. Gladney	10/28/15	—	—	—	516,666	3.75	1,628,631
	11/2/15	—	31,233	58,562	—	—	—
Greg S. Lea	3/9/15	—	112,877	217,692	11,665	16.65	163,413
Scott A. Shikora, M.D.	4/21/15	—	—	—	50,000	16.80	714,703
	6/1/15	—	43,709	84,296	—	—	—
Brad Hancock	3/9/15	—	115,500	222,750	5,333	16.65	74,709
Adrianus (Jos) Donders	3/9/15	—	88,557	166,046	5,000	16.65	70,044
Katherine S. Tweden, Ph.D.	3/9/15	—	88,723	166,355	4,999	16.65	70,030

(1)

Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2015, Dr. Knudson could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary. Mr. Gladney could have earned a bonus up to 50% of his base salary with a target of 40% of his base salary beginning on November 2, 2015, his employment start date. Messrs. Lea and Hancock could have each earned a bonus up to 45% of their base salary with a target of 35% of their base salary. Dr. Shikora could have earned a bonus up to 45% of his base salary with a target of 35% of his base salary beginning on June 1, 2015, his employment start date. Mr. Donders and Dr. Tweden could have each earned a bonus up to 40% of their base salary with a target of 32% of their base salary. Under the 2015 Management Incentive Plan, the Board of Directors, in its sole discretion, could increase the total bonus award up to 150%. The “Maximum” column in the above table reflects the maximum possible payout under the 2015 Management Incentive Plan assuming the Board of Directors increased the total bonus award by 150%. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Compensation Committee or the Board of Directors. The bonus awards are approved by the Compensation Committee or, upon the recommendation of the Compensation Committee, approved by the Board of Directors. The actual awards earned by the named executive officers in fiscal 2015 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)	The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed by GAAP. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 13 to our consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

Employment Agreements

Executive Employment Agreement with Mark B. Knudson

On May 4, 2009, we entered into an amended and restated executive employment agreement with Dr. Knudson, our former President and Chief Executive Officer, which amended the prior executive employment agreement entered into on June 22, 2005. The agreement had an initial term of two years and automatically renewed for successive one year terms unless either party delivered written notice 90 days prior to the expiration of the current term or unless it was earlier terminated as described below. Pursuant to the agreement, Dr. Knudson was entitled to a base salary of not less than $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Dr. Knudson meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement established that the target amount of Dr. Knudson’s annual incentive compensation may not be less than 30% of his base salary for that year. Dr. Knudson’s executive employment agreement also provided for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Dr. Knudson’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination. The agreement was terminated upon Dr. Knudson’s retirement from the Company on December 31, 2015.

Executive Employment Agreement with Dan W. Gladney

On November 2, 2015, we entered into an executive employment agreement with Mr. Gladney, our President and Chief Executive Officer. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Mr. Gladney is entitled to a base salary of not less than $475,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Mr. Gladney meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that Mr. Gladney is eligible for an annual incentive compensation of up to 50% of his base salary for that year. Mr. Gladney’s executive employment agreement also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Mr. Gladney’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Executive Employment Agreements with Greg S. Lea, Brad Hancock, Adrianus (Jos) Donders and Katherine Tweden

In 2007 and 2008, we also entered into executive employment agreements with Mr. Lea, our Chief Financial Officer and Chief Compliance Officer, Mr. Donders, our current Senior Vice President of Research and Advanced Development, and Dr. Tweden, our current Senior Vice President of Clinical. On April 13, 2010, we entered into an amended and restated executive employment agreement with Mr. Lea, which amended the prior executive employment agreement entered into on May 21, 2007, and we entered into Amendment No. 2 to his employment agreement on January 27, 2016. We entered into an employment agreement with Mr. Hancock, our Chief Commercial Officer, effective as of November 17, 2014, and Mr. Hancock’s employment was terminated January 6, 2016. Dr. Shikora has not entered into an executive employment agreement.

These agreements have an initial term of one year and automatically renew for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary, as set forth in the table below, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer. The agreements for Messrs. Lea and Donders establish that the target amount of these executive officers’ annual incentive compensation may not exceed 25% of their respective base salary for that year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the Company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. Pursuant to Amendment No. 2 to Mr. Lea’s employment agreement, Mr. Lea was deemed to have achieved 100% of the corporate performance objectives and individual performance objectives under the Management Incentive Plan and a 20% premium on his bonus for 2015. The agreement for Mr. Hancock established that the target amount of his annual incentive compensation may not exceed 40% of his respective base salary for that year. The agreement for Dr. Tweden establishes that the target amount of her annual incentive compensation may not be less than 24% of her base salary for that year.

Greg S. Lea	$245,000
Brad Hancock	330,000
Adrianus (Jos) Donders	235,000
Katherine S. Tweden, Ph.D.	218,000

These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2015, including new options granted pursuant to the stock option exchange program that we completed on October 29, 2010.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark B. Knudson, Ph.D.	451	—	(1)	$41.40	12/31/18
	1,388	—	(2)	56.70	12/31/18
	10,260	—	(3)	28.50	10/29/17
	23,333	—	(4)	38.70	12/31/18
	23,333	—	(4)	40.05	12/31/18
	13,333	—	(4)	28.50	12/31/18
	86,148	—	(4)	50.25	12/31/18
	85,248	—	(4)	19.65	12/31/18
	15,000	—	(4)	16.65	12/31/18
Dan W. Gladney	—	516,666	(1)	3.75	10/28/25
Greg S. Lea	1,111	—	(2)	56.70	11/18/19
	3,421	—	(3)	28.50	10/29/17
	13,333	—	(4)	38.70	2/16/21
	14,999	—	(4)	40.05	7/12/21
	8,333	—	(4)	28.50	12/14/21
	49,151	8,392	(4)	50.25	7/10/22
	43,196	23,689	(4)	19.65	5/31/23
	2,187	9,478	(4)	16.65	3/9/25
Scott A. Shikora, M.D.	—	25,000	(1)	16.80	4/21/25
	—	25,000	(6)	16.80	4/21/25
Brad Hancock.	7,221	19,445	(1)	21.00	12/11/24
	1,000	4,333	(4)	16.65	3/9/25
Adrianus (Jos) Donders	384	—	(1)	41.40	4/20/16
	777	—	(2)	56.70	11/18/19
	2,077	—	(3)	28.50	10/29/17
	2,000	—	(5)	38.70	2/16/21
	1,666	—	(4)	40.05	7/12/21
	3,333	—	(4)	28.50	12/14/21
	20,218	3,452	(4)	50.25	7/10/22
	12,619	6,921	(4)	19.65	5/31/23
	937	4,063	(4)	16.65	3/9/25
Katherine S. Tweden, Ph.D.	177	—	(1)	41.40	4/20/16
	1,111	—	(2)	56.70	11/18/19
	1,684	—	(3)	28.50	10/29/17
	6,132	—	(4)	38.70	2/16/21
	1,666	—	(4)	40.05	7/12/21
	6,666	—	(4)	28.50	12/14/21
	16,607	2,835	(4)	50.25	7/10/22
	11,073	6,072	(4)	19.65	5/31/23
	937	4,062	(4)	16.65	3/9/25

(1)	Stock options vest 25% on the first anniversary of the date of grant or hire and 1/36th per month for 36 months thereafter.

(2)	Stock options vested 25% immediately upon the date of grant and the remaining 75% vested on November 15, 2010.
(3)	Stock options granted pursuant to the stock option exchange program vest 1/3rd immediately upon the date of grant, which was October 29, 2010, and then 1/24th per month for 24 months thereafter.
(4)	Stock options vest 1/48th per month for 48 months from the date of grant.
(5)

50% of stock options vested 1/10th per month for 10 months from the date of grant and 50% of stock options vest upon the achievement of a milestone, which was defined for purposes of these grants as the delivery of sufficient Maestro Systems for the ReCharge trial. The milestone was achieved in December 2011.

(6)	Stock options vest 25% on the documented date of the first day of full-time employment and 1/36th per month for 36 months thereafter.

Option Exercises and Stock Vested

There were no option exercises or restricted stock awards that vested during our fiscal year ended December 31, 2015.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

We are a party to Executive Employment Agreements with Dan W. Gladney, Greg S. Lea, Adrianus (Jos) Donders and Katherine S. Tweden that provide for the receipt of certain payments and benefits upon particular termination events or change in control. We have not entered into an employment agreement with Scott A. Shikora.

Mark B. Knudson, Ph.D. retired as an employee, effective December 31, 2015, terminating his employment agreement. Upon his retirement, all of Dr. Knudson’s unvested options automatically vested, and the term during which his options can be exercised was extended to three years after the date of his retirement unless they expire prior to that. Additionally, we have agreed to provide Dr. Knudson with up to twelve months of post-retirement health care coverage at a cost of approximately $2,000 per month.

Mr. Hancock’s employment with the Company ended on January 6, 2016 and his employment agreement was terminated. Pursuant to a separation agreement entered into on February 24, 2016, Mr. Hancock will receive his base salary at the rate in effect on the date his employment was terminated for a period of twelve months following the termination date, will have the right to exercise all vested options and those that would have vested within one year of the termination date for a period of two years following his termination, and he will receive continued health benefits for a period of twelve months following the termination date. Additionally, Mr. Hancock received his 2015 bonus award of $49,088 under the Management Incentive Plan in February 2016.

The agreements the Company has with Messrs. Gladney, Lea, Donders and Dr. Tweden may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executive officers for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive officer’s employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the Company where the Company is not the surviving corporation or the shares of the Company’s capital stock are converted into cash, securities or other property, except if the Company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the Company’s stock following the transaction; (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (5) any liquidation or dissolution of the Company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

Payments Made Upon Termination at End of Term.

In the event that Mr. Gladney is terminated at the end of the term of his agreement (as defined in the agreement), he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date.

Payments Made Upon Termination Due to Death or Disability.

In the event that Mr. Gladney’s employment is terminated due to death or disability (as defined in the employment agreement), he, or in the event of his death, his then spouse, is entitled to 18 months of continued health benefits. In the event that Mr. Lea’s employment is terminated due to death or disability, he, or in the event of his death, his then spouse, is entitled to 12 months of continued health benefits. In the event that Mr. Donders’ or Dr. Tweden’s employment is terminated due to death or disability, each of them, or in the event of their death, their then spouses, are entitled to six months of continued health benefits.

Payments Made Upon Termination Without Cause or Resignation for Good Reason.

In the event that Mr. Gladney resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 18 months following the termination date, (2) exercise all vested options as of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 18 months following the termination date. In the event that Mr. Lea resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive his base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 12 months following the termination date. In the event that Mr. Donders or Dr. Tweden resigns for good reason or is terminated without cause prior to the end of the term of their agreements, each is entitled to (1) receive his or her base salary at the rate then currently in effect for a period of six months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination, and (3) receive continued health benefits for a period of six months following the termination date. Dr. Tweden and Messrs. Gladney, Lea and Donders’ severance pay is subject to signing, and not rescinding, a general release of all claims against the Company.

Benefits Upon Change in Control.

In the event of a change in control, Mr. Gladney’s employment agreement provides that 100% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following the change in control regardless of whether their employment is terminated in connection therewith. In addition, should Mr. Gladney resign for good reason or if his employment is terminated without cause in connection with or within the first two years after a change in control, (1) he is entitled to receive his base salary at the rate then currently in effect for a period of 18 months following the termination date and (2) the vesting schedule of any options issued to Mr. Gladney after the change of control will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment.

For Mr. Lea, in the event of a change in control in which his employment is not terminated, his agreement provides that 50% of the remaining unvested portion of his stock options will automatically vest and be exercisable for a period of five years following termination of employment. In addition, should Mr. Lea resign for good reason or his employment be terminated without cause in connection with or within the first two years after a change in control, the vesting schedule of any options held by Mr. Lea will accelerate such that 100% of any unvested shares under the options shall immediately vest and be exercisable for a period of five years following the termination of employment. For Mr. Donders and Dr. Tweden, in the event of a change in control in which the employment of these executive officers is not terminated, their agreements provide that 50% of the remaining unvested portion of their stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to any of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

Potential Payments Upon Termination or Change in Control

The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of EnteroMedics, with or without termination, based on the closing price of our common stock, as adjusted for the 1-for-15 reverse stock split effective January 6, 2015, on the NASDAQ Stock Market of $1.95 on December 31, 2015. The amounts shown assume that termination or change in control was effective as of December 31, 2015, the last business day of our fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executive officers during 2015. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination. Dr. Knudson retired effective December 31, 2015, therefore, the table below only shows the actual payments being made by the Company related to his retirement.

Name(1)	Type of Payment	Payments Upon Change in Control With Termination ($)(1)	Payments Upon Change in Control Without Termination ($)(1)	Payments Upon Termination Without Cause or Resignation for Good Reason ($)
Mark B. Knudson, Ph.D.	Severance Pay	$—	$—	$—
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	17,861

	Total	$—	$—	$17,861

Dan W. Gladney	Severance Pay	$—	$—	$712,500
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	30,369

	Total	$—	$—	$742,869

Greg S. Lea	Severance Pay	$—	$—	$322,507
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	20,836

	Total	$—	$—	$343,343

Scott A. Shikora, M.D.	Severance Pay	$—	$—	$—
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	—

	Total	$—	$—	$—

Brad Hancock	Severance Pay	$—	$—	$330,000
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	24,811

	Total	$—	$—	$354,811

Adrianus (Jos) Donders	Severance Pay	$—	$—	$138,371
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	9,936

	Total	$—	$—	$148,307

Katherine S. Tweden, Ph.D.	Severance Pay	$—	$—	$138,629
	Value of Stock Options Accelerated(2)	—	—	—
	Health Care Benefits(3)	—	—	11,225

	Total	$—	$—	$149,854

(1)	Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(2)	Value computed based on the difference between $1.95, the closing price of our common stock, as adjusted for the 1-for-15 reverse stock split effective January 6, 2016, on the NASDAQ Stock Market on December 31, 2015, and the exercise price for each option accelerated. No value is included in the table where the option price is greater than the closing price of our common stock on the NASDAQ Stock Market of $1.95 on December 31, 2015.

(3)	Amount represents the estimated full premiums to be paid by the Company for health and dental coverage for the executive officer and his or her family for the duration of the severance period, as applicable, based on current premiums paid.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), requires that we provide our stockholders with the opportunity to cast a vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. We hold an advisory vote on our executive compensation annually.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term goals, while at the same time avoiding unnecessary or excessive risk-taking. The vote on this resolution is not intended to address any specific element of compensation; rather, this vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. While this vote is not binding on the Company, the Board of Directors and the Compensation Committee of the Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve this Proposal 2.

PROPOSAL 3—AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

We are asking our stockholders to approve a one-time stock option exchange program (the “option exchange program”). Our Compensation Committee recommended and our Board of Directors authorized the stock option exchange program on March 21, 2016, subject to stockholder approval. If implemented, this option exchange program would permit some of our employees (including executive officers) to tender certain outstanding options that are significantly “underwater” (i.e., those options with an exercise price that is significantly greater than the current trading price of our common stock) for cancellation in exchange for a lesser number of stock options with an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the last full trading day of the option exchange period. The new stock options would be issued under the 2003 Plan on the final day of the option exchange period.

We believe that this option exchange program would be in the best interests of our stockholders and EnteroMedics, as the replacement stock options would help us to retain and motivate further our most talented employees so that we can continue to build value for our stockholders. In addition, the option exchange program would reduce the total number of outstanding stock options held by our employees and, because we will incur minimal incremental compensation expense in connection with the option exchange program, allow us to more effectively utilize the compensation expense that we have already recognized in our financial statements in connection with the grants of the existing underwater stock options.

In order to permit us to implement the stock option exchange program in compliance with the 2003 Plan and the applicable NASDAQ listing rules, our Compensation Committee recommended and our Board of Directors approved an amendment to the 2003 Plan, subject to approval of the amendment by our stockholders. We are seeking stockholder approval to amend the 2003 Plan to allow for the option exchange program. The amendment would add a new Section 12 to the 2003 Plan which will read essentially as follows:

12.	One Time Option Exchange. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may complete, a one-time option exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the Company on a grant-by-grant basis for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such one-time option exchange offer is commenced within twelve months of the date of such stockholder approval.

The Board of Directors unanimously recommends a vote FOR the amendment to the Amended and Restated 2003 Stock Incentive Plan to allow for a one-time stock option exchange program.

Stockholder approval of this proposal is required both under the terms of the 2003 Plan and the NASDAQ Stock Market listing rules. If our stockholders do not approve this proposal, the option exchange program will not occur. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is necessary to approve this amendment to the 2003 Plan.

A summary of the material terms of the 2003 Plan is included below. A copy of the 2003 Plan, as amended to reflect this Proposal 3, and as adjusted for the 1-for-15 reverse stock split effective January 6, 2015, is attached as Appendix A to this proxy statement and has been filed with the SEC and is available at www.sec.gov.

Summary of the Option Exchange Program

The following is a summary of the material terms of the option exchange program, which are described in more detail below under the section, captioned “Terms of the Option Exchange Program.” If you approve this Proposal 3 we intend to effect the program on substantially the terms described below, although we may make immaterial variations for reasons of convenience, legal compliance or otherwise.

•

The option exchange program would generally be available to all of our employees (including executive officers) who hold eligible options, as long as they continue to be employed by us until the expiration of the option exchange program. The option exchange program would not be available to our non-employee directors, consultants or former employees;

•

Only stock options, whether vested or unvested, that have an exercise price greater than $10.00 would be eligible to be exchanged for new options pursuant to the option exchange program. However, any options granted to individuals in connection with the performance of consulting services for EnteroMedics would not be eligible to be exchanged in the option exchange program;

•

The option exchange program would not be a one-for-one exchange of options. Rather, employees who participate in the program would exchange their existing options for fewer new options with a lower exercise price. The exchange ratios for the exchange program would be determined in a manner intended to result in the grant of new options that have a fair value approximately equal to the fair value of the options tendered for cancellation in the exchange. Therefore, the option exchange program should not cause any material incremental costs in the stock-based compensation expense that we will recognize in our financial statements;

•

The exercise price of each new option would be equal to the closing price of our common stock on the NASDAQ Stock Market on the last full trading day of the option exchange period. Each new option would have a new term of seven years from the grant date of the new options, which will be the final day of the option exchange period;

•

To enhance their retentive value, all new options issued pursuant to the option exchange program would be subject to a new vesting schedule whereby one-third of the shares underlying the new options would be vested immediately on the date of grant and the remaining shares would vest monthly for 24 months.

•

Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the new options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the new option would immediately vest and would be exercisable for five years following termination of employment.

•	The new options will be non-qualified stock options for U.S. federal income tax purposes.

We intend to commence the option exchange program as soon as practicable, but will only accept options for cancellation and exchange if our stockholders approve this Proposal 3 at the annual meeting.

Reasons for the Option Exchange Program

The price of our common stock has been significantly impacted by our need to raise significant amounts of capital through the issuance of new equity in order to obtain FDA approval of the Maestro Rechargeable System, which we received January 14, 2015, and to begin the implementation of our commercialization strategy, both of which must be completed before we can generate enough revenue to sustain our operations. Despite obtaining FDA approval and generating revenue from commercial sales in 2015, our stock price has remained at a relatively low level. Additionally, despite our continued efforts, current economic conditions, increased market volatility and other factors, some of which are beyond our control, could prevent significant near-term increases in our stock price. These factors have contributed to substantially all employee stock options granted by us being underwater. This situation was further compounded by the 1-for-15 reverse stock split that we effected on January 6, 2016 in order to regain compliance with the continued listing requirements of the NASDAQ Stock Market and prevent the delisting of our common stock from the NASDAQ Stock Market. As of February 29, 2016, exercise prices for outstanding underwater options that would be eligible to be exchanged pursuant to the option exchange program ranged from $12.90 to $56.70, with a weighted average exercise price of $30.83 per share, approximately 30 times more than $1.08 per share, the closing price of our common stock on the NASDAQ Stock Market on such date. Our Board of Directors believes that these underwater options provide little motivational or retention value for our existing employees.

Our Board of Directors believes that allowing our employees the opportunity to exchange their underwater stock options for a lesser number of new at-the-money options (i.e., options that have an exercise price equal to the current trading price of our common stock) would help us retain such employees as well as provide an additional incentive for our employees. The newly-issued options would include additional vesting requirements to enhance their retentive value and no options would be eligible to be exchanged that have exercise prices below $10.00 (which is currently greater than the highest closing price of our common stock in the nine-month period immediately preceding the proposed expiration date of the exchange offer program, as adjusted for the Company’s 1-for-15 reverse stock split). We plan to commence the exchange offer as soon as practicable, but will only accept options for cancellation and exchange after the annual meeting if our stockholders approve this Proposal 3. The option exchange program is generally intended to be a “value neutral program” from an accounting perspective. Therefore, we do not expect that the program would result in any material incremental increase in our share-based compensation costs.

Additionally, the option exchange program will return shares to the 2003 Plan reserve. In addition to reducing our equity award overhang, the option exchange would result in more than 450,000 shares being returned to the 2003 Plan reserve (following the grant of replacement options), assuming 100% participation in the option exchange. Shares returned to the 2003 Plan will be available for use, in the discretion of our Compensation Committee, in future equity grants to employees that will offer retention and incentive value.

The option exchange program will decrease pressure for additional grants and increased cash compensation. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to seek an increase in the authorized share count for the 2003 Plan and to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would increase our overhang, as well as our compensation expense. Additionally, the option exchange program will also decrease pressure for increased cash compensation. To replace equity incentives that may otherwise be granted in the option exchange program, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our equity overhang and would not necessarily best align the interests of our employees with those of our stockholders.

We are currently executing an aggressive cost management strategy designed to enable us to effectively commercialize our Maestro Rechargeable System, but we are concerned that we will be unable to effectively motivate our employees to achieve our goals and that any setbacks could adversely impact the morale and retention of our employees. In addition, as described in more detail below, the underwater options that remain outstanding represent ongoing compensation expense for us even though the options provide minimal retentive value to our employees and may never be exercised. We believe that our proposed option exchange program would significantly mitigate our retention risk and create a positive solution for our employees and stockholders by enhancing our return from the compensation expense already recognized for the existing underwater options.

Value to our Employees: Create a “Return on Investment” from our Equity Incentive Program

We are facing significant challenges relating to how we compensate our most talented employees We are taking aggressive actions to conserve our cash balances and control our operating expenses while commercializing our Maestro Rechargeable System. With limited resources to expend on other employee-based benefits, we believe that the use of non-cash incentives, such as a viable equity incentive program, is essential to effectively retain and motivate employees. In the context of the challenges that we face retaining and motivating employees, we believe that the option exchange program will allow us to provide a meaningful, tangible benefit to our employees at little additional cost to us.

Benefits to our Stockholders: Effective Use of Compensation Expense

We believe that the option exchange program will allow us to enhance our return on the compensation expense that we have already recognized or will recognize with respect to existing underwater stock options. Generally, we recognize an expense that reduces our net income whenever we grant stock options to our employees. This share-based compensation expense is calculated at the time the option is granted (not exercised) in accordance with the fair value method of accounting for share-based payments and is recognized over the vesting period of the option. Because the amount of expense is not re-measured as our stock price declines, we must continue to incur expense for underwater options without regard to the decreasing likelihood that they will ever be exercised. By implementing a value neutral exchange with additional vesting requirements for the new stock options, the granting of the new options should not result in any material incremental share-based compensation costs to us. At the same time, by allowing us to replace underwater options that have little or no retentive value with a lesser number of new at-the-money options, we believe that the option exchange program would result in a meaningful, tangible benefit to our employees. Therefore, the exchange program would allow us to more efficiently utilize the share-based compensation expense that we have already recognized or will recognize in our financial statements.

Alternatives Considered

We believe the option exchange program is a more cost-effective way of motivating and retaining key contributors than several other alternatives available, which we considered and rejected as described below:

•

Issuing incremental equity would increase overhang and further dilute stockholder interests, whereas the proposed option exchange program would be expected to decrease overhang and reduce stockholder dilution;

•

Increasing cash compensation would increase our cash compensation expenses and reduce our ability to implement our commercialization strategy without further financings, which could adversely affect our business and the value of our stockholders’ shares without the above-cited benefits accompanying the option exchange program;

•	Exchanging options for cash would have the same deleterious effects as just noted for increasing cash compensation; and

•

Exchanging options for other forms of equity compensation (e.g., restricted stock units) would result in higher exchange ratios, which would be significantly less attractive to employees, resulting in lower participation rates, in turn undermining the retention and motivation goals of the program.

Implementation of the Option Exchange Program

The option exchange program is subject to the approval of our stockholders of this Proposal 3. We plan to commence the option exchange program as soon as practicable, but will not accept any options for cancellation and exchange unless and until after this Proposal 3 is approved by the stockholders. When the option exchange program is commenced, eligible employees (including executive officers) will be offered the opportunity to participate in the option exchange program pursuant to a written tender offer that will be distributed to all eligible optionholders. Eligible optionholders would be given at least 20 business days in which to accept the offer to tender their eligible options for cancellation in exchange for fewer new options. The tendered options would be cancelled and the new options would be granted upon the cancellation of the tendered options. However, our Board of Directors reserves the right to postpone or cancel the program at any time before or after the option exchange program begins.

Prior to the commencement of the option exchange program, we will file the written offer to exchange with the SEC, as part of a tender offer statement on Schedule TO. Eligible optionholders and our stockholders will be able to review, free of charge, the offer to exchange, and other related documents filed by us with the SEC on the SEC’s website at www.sec.gov.

Terms of the Option Exchange Program

Eligible Options

To be eligible for exchange pursuant to the option exchange program, an option must have an exercise price greater than $10.00 (which is currently greater than the highest closing price of our common stock in the nine-month period immediately preceding the proposed expiration date of the option exchange program). However, any options granted to individuals in connection with the performance of consulting services for EnteroMedics would not eligible to be exchanged in the option exchange program.

Eligible Participants

The option exchange program would be open to all of our employees (including executive officers) who hold eligible options, as long as they continue to be employed by us until the expiration of the option exchange program. The option exchange program would not be available to our non-employee directors, consultants or former employees.

Exchange Ratios

We refer to the number of options that an employee must tender for cancellation in exchange for one new option as the “exchange ratio.” The exchange ratios for the option exchange program would be based on the exercise price of the existing options that are tendered for exchange and the estimated fair value of the options that would be received in the exchange. We will determine the exchange ratios shortly before the option exchange program commences.

We intend to establish the exchange ratios by dividing the eligible options into five groups based on their current exercise prices and assigning an exchange ratio to each group that is designed to result in an approximately value neutral exchange (calculated using the Black-Scholes option pricing model) for such group as a whole. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our common stock, the remaining term of the applicable options, the exercise prices of such options, the trading price of our common stock on the date of grant and the risk-free interest rate. As a result, the exchange ratios would not solely reflect the difference in the exercise prices of the existing options. Setting the exchange ratios in this manner will allow us to avoid having to recognize any material incremental compensation expense upon the issuance of the new options. However, because the exchange ratios would be set prior to the actual exchange of options under the program, it is possible that we would recognize some additional material incremental compensation expense due to fluctuations in the trading price of our common stock between the time the ratios are set and the date the new options are granted. For this reason, we also applied a 10% discount to the current value of the eligible options when calculating the exchange ratios.

The final exchange ratios have not been determined as of the date of this proxy statement. However, to illustrate the effect of the program on our outstanding options, we have set forth below an estimate of what the exchange ratios would be if they were set as of March 18, 2016, when the closing price of our common stock on the NASDAQ Stock Market was $1.07 per share.

Per Share Exercise Price of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Exchange Ratio	Maximum Number of Shares Underlying New Options that May Be Granted
$10.00 to $19.99	302,928	8.03	3.58	84,653
$20.00 to $39.99	67,089	5.98	4.94	13,620
$30.00 to $39.99	37,513	4.93	6.26	6,002
$40.00 to $49.99	24,329	5.13	6.58	3,708
$50.00 and Up*	169,843	6.22	8.45	20,117
	Total: 601,702			Total: 128,100

The total number of shares underlying new options that an eligible optionholder would receive in exchange for the tender of eligible options would be determined, on a grant-by-grant basis, by converting the number of shares underlying the eligible option according to the appropriate exchange ratio and rounding up to the nearest whole share. For example, using the example exchange ratios set forth above, if an eligible optionholder were to tender an eligible option for 100 shares with an exercise price of $25.00 per share, the eligible optionholder would receive a new option for 21 shares (100 divided by 4.94, rounded up to the nearest whole share) in exchange for the tendered option. Likewise, if the eligible optionholder tendered an eligible option for 100 shares with an exercise price of $45.00 per share, the eligible optionholder would receive a new option for 16 shares (100 divided by 6.58, rounded up to the nearest whole share). The exercise prices of the new options will equal the closing price of our common stock on the NASDAQ Stock Market on the last full trading date of the option exchange period.

Assuming the use of the illustrative exchange ratios and the estimated number of eligible options set forth above, if all eligible options are tendered for cancellation in the option exchange program, the total maximum number of common stock underlying new options would be 128,100 shares, resulting in a reduction of 473,602 shares of common stock subject to outstanding employee stock options.

Election to Participate

Participation in the option exchange program would be completely voluntary and eligible optionholders would be permitted to exchange all or none of their eligible options on a grant-by-grant basis. If an eligible optionholder declines to participate in the exchange program with respect to all or a portion of his or her eligible option grants, all existing stock options that are not tendered will remain outstanding subject to their existing terms, including vesting schedules, expiration dates and exercise prices.

If you are both a stockholder and an employee who would be eligible to participate in the option exchange program, your vote to approve this Proposal 3 does not constitute an election to participate in the option exchange program.

Material Terms of New Options

The exercise price of all new options received in exchange for the tender of existing eligible options would be equal to the closing price of our common stock on the NASDAQ Stock Market on the last full trading day of the option exchange period. All new options would have a new exercise term of seven years from the grant date of the new options, which will be the final day of the option exchange period. The new options would also be non-qualified stock options for U.S. federal income tax purposes. In addition, each new option would be subject to a new vesting schedule whereby one-third of the shares underlying the new options would be vested immediately on the date of grant and the remaining shares would vest monthly for 24 months. Upon the occurrence of a “Change in Control” (as defined in the stock option agreement), 50% of the unvested portion of the new options would become fully vested. In addition, in the event of a Change in Control in which the employment of the employee is terminated, 100% of the remaining unvested portion of the new option would immediately vest and would be exercisable for five years following termination of employment.

A participating eligible optionholder would not be able to exercise his or her new options prior to the time such options have vested in accordance with the new vesting schedule. If any employee ceases to provide services to us prior to the end of the new vesting period for any reason, all unvested options would be forfeited, subject to the provisions of the 2003 Plan. The other terms and conditions of the new options would be set forth in new stock option agreements to be entered into as soon as practicable after the grant date. Any additional terms of the new options would generally be comparable to the terms and conditions of the options tendered in the option exchange.

Cancellation of Tendered Options

All eligible options that are tendered pursuant to the option exchange program would be cancelled promptly at the end of the option exchange period, and new options would be granted on that date. All common stock subject to options cancelled in the option exchange program would be returned to the share reserve of the 2003 Plan and would be available for future grant under the 2003 Plan.

Accounting Impact

We have adopted the fair value method of accounting for share-based payments. Generally, when we grant new share-based awards, we recognize compensation expense for the fair value of such awards, which we recognize over the vesting schedule of the award. However, under these rules, the exchange of options pursuant to the option exchange program will be characterized as a modification of the existing option awards and no additional expense will be recognized if the modification is value neutral. To be value neutral, the fair value of the stock options tendered as calculated immediately prior to their tender must be at least equal to the fair value of the stock options received by employees in the option exchange program. As described above, we use the Black-Scholes option pricing model to determine the fair value of all stock options granted to employees. The ultimate accounting consequences will depend in part on participation levels as well as on the exchange ratios and vesting schedules established at the time of the option exchange.

Any previously unrecognized compensation expense from the tendered stock options and incremental compensation costs associated with the new stock options received in the option exchange program will be recognized over the appropriate vesting period.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the option exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. We believe the exchange of eligible options for new options pursuant to the program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the tender of eligible options and the grant of new options in exchange therefor. Since all new options issued under the option exchange program will be non-qualified stock options, an optionholder who participates and receives the new options will recognize ordinary income upon exercise of the new options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price of the new options. At the time of exercise of the new options, the ordinary income will be subject to applicable tax withholding.

Upon disposition of the common shares issued upon the exercise of the new options, the participating optionholder will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon exercise of the option. Additionally, because all new options will be non-qualified stock options, an individual’s tax treatment upon exercise of the new options may differ from the treatment otherwise applicable to the tendered eligible options. The tax consequences for participating optionholders subject to tax outside the United States may differ from the U.S. federal income tax consequences described in the preceding sentences. All holders of eligible options are urged to consult their own tax advisors regarding the tax implications of participating in the option exchange program under all applicable laws prior to participating in the option exchange program.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the option exchange program’s terms, it is possible that we will need to alter the terms of the option exchange program to comply with comments from the SEC. Changes in the terms of the option exchange program may also be required for tax purposes for participants in the U.S. as the tax treatment of the option exchange program is not entirely certain. Our Compensation Committee and Board of Directors will retain the discretion to make any such necessary or desirable changes to the terms of the option exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Effect of Option Exchange Program on Stockholders

Although we are not able to predict the precise impact of the option exchange program on our stockholders because of the voluntary nature of the program, we have designed the program in a manner intended to ensure, from an accounting perspective, that the value of the options granted in the program is not materially greater than the value of the options tendered. In addition, the option exchange program is intended to advance the objectives of our equity program to attract, retain and motivate our employees. Lastly, because the program is designed to be approximately value neutral, it is also intended to more effectively recapture value from the share-based compensation expense that we have already recognized or will recognize in our financial statements.

Description of the Amended and Restated 2003 Stock Incentive Plan

The following is a summary of the key provisions of the 2003 Plan, assuming that stockholders approve this Proposal 3. All replacement options issued in the option exchange program will be granted under the Amended and Restated 2003 Plan. This summary does not purport to be a complete description of all the provisions of the 2003 Plan, and it is qualified in its entirety by reference to the full text of the 2003 Plan, which is marked to show the changes to the 2003 Plan. A copy of the 2003 Plan, as amended, is attached as Appendix A to this Proxy Statement.

Administration

The Board of Directors has appointed the Compensation Committee to administer the 2003 Plan. As a result, the Compensation Committee has the authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2003 Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2003 Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2003 Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has the authority to interpret the 2003 Plan and establish rules and regulations for the administration of the 2003 Plan.

The Compensation Committee may delegate its powers under the 2003 Plan to one or more officers or directors of EnteroMedics or a committee of such officers or directors, except that the Compensation Committee may not delegate its powers to grant awards to officers or directors of EnteroMedics or any affiliate who are subject to Section 16 of the Exchange Act, in a way that would violate Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or in such a manner as would contravene Section 157 of the Delaware General Corporation Law.

Eligible Participants

Any employee, officer, consultant, independent contractor or non-employee director providing services to us or any of our affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the 2003 Plan. However, only employees of EnteroMedics or our subsidiary are eligible for grants of incentive stock options. As of February 29, 2015, approximately 38 employees and officers, 10 consultants and independent contractors and 8 non-employee directors were eligible to participate in the 2003 Plan.

Shares Available for Awards

The 2003 Plan currently authorizes an aggregate of 1,320,000 shares of our common stock for issuance under all stock-based awards. Certain awards under the 2003 Plan will be subject to the following limitations:

•

No eligible person that may be a “covered person” within the meaning of Section 162(m) of the Code (a “covered person”) may be granted stock options, stock appreciation rights or any other award or awards under the 2003 Plan, the value of which award or awards is based solely on an increase in the value of the shares after the date of grant, and which is intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (qualified performance-based compensation) for more than 2,000,000 shares or, if such award is payable in cash, for an amount greater than the fair market value of 2,000,000 shares at the time of payment.

•

No eligible person that may be a covered person may be granted awards denominated in shares under the 2003 Plan which are intended to represent qualified performance-based compensation (including, without limitation, performance awards, restricted stock and restricted stock units) for more than 2,000,000 shares in the aggregate in any calendar year.

•

The maximum amount payable pursuant to all performance awards denominated in cash under the 2003 Plan which are intended to represent qualified performance-based compensation to any participant that may be a covered person in the aggregate in any calendar year shall be $10,000,000 in value, whether payable in cash, shares or other property.

In addition, awards will only be granted to consultants and advisors in compliance with Rule 405 of the Securities Act of 1933, as amended.

The Compensation Committee may adjust the 2003 Plan or outstanding awards in a manner it deems equitable if it is necessary in order to prevent the dilution or enlargement of such benefits or potential benefits in the case of a stock dividend or other distribution, recapitalization, stock split, merger, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights or other similar corporate transaction or event. As a result of such changes, and provided that the number of shares covered by any award or to which any award relates will always be a whole number, the Compensation Committee may adjust the number and type of shares (or other securities or property) subject to outstanding awards or that may be made the subject of future awards and/or the purchase or exercise price of any award.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award will be available for future awards under the 2003 Plan. The shares available for award under the 2003 Plan may also include shares previously reacquired by EnteroMedics and designated as treasury shares.

Types of Awards and Terms and Conditions

The 2003 Plan permits the granting of: stock options (including both incentive and non-qualified stock options), stock appreciation rights (“SARs”), restricted stock and restricted stock units, performance awards, dividend equivalents, other stock grants and other stock-based awards. The Compensation Committee, in its discretion, may grant awards alone or in addition to, in tandem with or in substitution for any other award. Awards granted in addition to or in tandem with other awards may be granted either at the same time as or at a different time from the grant of another award. The specific terms of each award are provided in separate award agreements.

Stock Options. Stock options awarded under the 2003 Plan may be either “incentive” stock options or “non-qualified” stock options under the Code. Stock options allow the option holder to purchase shares of our stock for a set per-share exercise price determined by the Compensation Committee on the date of grant, and may not be less than the fair market value of our common stock on the date the option is granted, except for those who own more than 10% of the total voting power of our outstanding capital stock, who must be granted stock options with an exercise price of at least 110% of the fair market value of our stock. The exercise price of stock options may be less than fair market value on the date of grant if necessary to comply with the legal requirements of a foreign jurisdiction or if the stock option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with EnteroMedics or any affiliate. The Compensation Committee sets the terms and vesting provisions of stock options, provided that: (i) the aggregate fair market value of shares exercisable for the first time pursuant to incentive stock options held by a participant may not exceed $100,000 in any calendar year, (ii) all incentive stock options must be granted within 10 years from the earlier of the date on which the 2003 Plan was adopted by our Board of Directors or approved by our stockholders, (iii) unless sooner exercised, all incentive stock options will expire no later than 10 years after the date of grant or, if the holder possesses more than 10% of the total voting power of our outstanding capital stock on the date of grant, no later than 5 years after the date of grant and (iv) incentive stock options granted under the 2003 Plan will contain such other provisions required in order to qualify as incentive stock options under the Code. No incentive stock option is transferable by the holder, other than by the laws of descent and distribution. An incentive stock option may only be exercised by its holder during his or her lifetime. A non-qualified stock option will be transferable by the holder to a family member, by will, or pursuant to the laws of descent and distribution, or as otherwise permitted pursuant to rules and regulations adopted by the SEC. The Compensation Committee, may permit a participant to transfer a non-qualified stock option to any family member at any time that such participant holds such option as long as such transfer is not for value and the family member may not make subsequent transfers other than by will or the laws of descent and distribution. In addition, the Compensation Committee may permit, in its discretion, the “net exercise” of non-qualified stock options. The exercise price of outstanding stock options may not be lowered through re-pricing, or by canceling any previously granted stock option and replacing that option with a re-grant of the same award without prior approval of our stockholders.

Stock Appreciation Rights. SARs granted under the 2003 Plan entitle the holder, upon exercise, to receive an amount equal to the excess of the fair market value of the shares of stock underlying the SAR at the time of exercise over the exercise price for such shares without tendering any consideration. The exercise or strike price for SARs is determined by the Compensation Committee on the date of grant, and may not be less than the fair market value on the date the SAR is granted. The Compensation Committee sets the terms and vesting provisions of SARs, provided that no SAR may have a term greater than 10 years. The Compensation Committee may, at its discretion, settle SARs in either cash or stock. A SAR may only be exercised by its holder during his or her lifetime. Except as otherwise provided by the Compensation Committee, a holder of a SAR may not sell, transfer, pledge or assign any such rights with respect to the SAR.

Restricted Stock and Restricted Stock Units. The holders of restricted stock own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The restriction period begins on the date of grant and the restrictions may lapse separately or in combination at a time or times in such installments or otherwise as determined by the Compensation Committee and set forth in the award agreement. After the restrictions have lapsed, the holder has all of the rights of a stockholder of our common stock. If the holder’s employment or service to EnteroMedics terminates during the restriction period, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions. The holders of restricted stock awards may not sell, transfer, pledge or assign shares of restricted stock during the restriction period.

Performance Awards. Performance awards are exercisable upon the achievement of performance goals set forth in the agreements covering the performance awards. A performance award granted under the 2003 Plan may be payable in cash or in shares of common stock (including restricted stock), other securities, other awards or other property. Subject to the terms of the 2003 Plan and any award agreement, the length of the performance period, the performance goals to be achieved during the performance period, the amount of any performance award, the payment amount to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the Compensation Committee.

Dividend Equivalents. Dividend equivalents entitle the holder to receive payments equivalent to the amount of any cash dividends paid on shares of our common stock. A dividend equivalent may be denominated or payable in cash, shares of stock or other securities, or other awards or property determined in the discretion of the Compensation Committee. The Compensation Committee will also determine any other terms and conditions applicable to the dividend equivalents. The Compensation Committee may not grant dividend equivalents to eligible persons in connection with the grants of options or SARs to such eligible persons and no dividend equivalent payments will be made to a participant with respect to any award prior to the date on which all conditions or restrictions relating to such award (or portion thereof to which the dividend equivalent relates) have been satisfied, waived or lapsed.

Other Stock Grants and Stock-Based Awards. The Compensation Committee also has the authority to grant common stock under the 2003 Plan without restrictions as it deems consistent with the purpose of the 2003 Plan, as well as the authority to grant other stock-based awards, with methods of payment and other relevant terms as determined by the Compensation Committee.

Amendment and Termination

Our Board of Directors may amend, alter, or terminate the 2003 Plan at any time provided, however, that any Plan amendment will be submitted to our stockholders for approval if (i) required by law or by the securities exchange on which our stock is listed, (ii) the failure to obtain such consent causes Rule 16b-3 or Section 162(m) of the Code to be unavailable with respect to the 2003 Plan or (iii) the failure to obtain such consent causes us to be unable, under the Code, to grant incentive stock options under the 2003 Plan. No termination or amendment of the 2003 Plan will in any manner adversely affect an award previously granted under the 2003 Plan without the consent of the applicable award holder. While our Board of Directors retains the right to terminate the 2003 Plan as described above, the 2003 Plan will automatically terminate on September 27, 2022, the tenth anniversary of the effective date of the 2003 Plan. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of EnteroMedics or any other similar corporate transaction or event involving EnteroMedics, the Compensation Committee or the Board of Directors may provide for, in its sole discretion, upon the consummation of the event: (i) either termination of any award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon exercise of such award or realization of the participant’s rights or replacement of such award with other rights or property selected by the Compensation Committee or the Board of Directors, in its sole discretion, (ii) such award to be assumed by the successor or survivor corporation or substituted for similar options, rights or awards, (iii) such award will be exercisable or fully vested with respect to all shares covered thereby notwithstanding anything to the contrary in the award agreement or (iv) such award cannot vest, be exercised or become payable after a date certain in the future which may be the effective date of such event.

Change in Control

The Compensation Committee has discretion to provide in any award agreement under the 2003 Plan that the restrictions on the award may lapse, mature or the award may become exercisable on an accelerated basis upon a change in control of EnteroMedics. The 2003 Plan allows the acceleration of the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or stockholder approval of (rather than the consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, EnteroMedics.

Federal Income Tax Matters

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2003 Plan.

Grant of Options and SARs.

The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

Exercise of Incentive Stock Options.

Upon the exercise of an incentive stock option, no taxable income is realized by the optionee for purposes of regular income tax. However, the optionee may be required to recognize income for purposes of the alternative minimum tax (“AMT”). If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (i) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) EnteroMedics will not be entitled to a deduction for federal income tax purposes.

If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (ii) EnteroMedics generally will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by EnteroMedics.

Exercise of Non-Qualified Stock Options and SARs.

Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and EnteroMedics generally will be entitled at that time to an income tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and generally are deductible by EnteroMedics.

The tax consequence upon a disposition of shares acquired through the exercise of a non-qualified stock option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to EnteroMedics in connection with the disposition of shares acquired under a non-qualified stock option or SAR.

Restricted Stock.

Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is transferable or no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of grant of the restricted stock, and the tax basis will be equal to the fair market value of the shares on the date of grant of the restricted stock (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. EnteroMedics generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units, Performance Awards and Dividend Equivalents.

Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, “deferred awards”) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (i) the amount of cash received under the terms of the award or, as applicable, (ii) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. EnteroMedics generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, the recipient’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Other Stock Grants.

As to other grants of shares of our common stock made under the 2003 Plan not subject to a substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. EnteroMedics generally will be entitled at that time to an income tax deduction for the same amount.

Deductibility of Executive Compensation Under Code Section 162(m).

Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and other performance awards paid under the 2003 Plan are qualified performance-based compensation, EnteroMedics generally will be entitled to a corresponding income tax deduction at the time a recipient recognizes ordinary income from awards made under the 2003 Plan. Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s other three most highly compensated executive officers (excluding the chief financial officer). However, qualified performance-based compensation is not subject to the $1,000,000 deduction limit. In general, to qualify as performance-based compensation, the following requirements need to be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum bonus amount which may be paid to any recipient pursuant to any performance period, must be approved by a majority of the corporation’s shareholders and (iii) the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation.

Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act.

Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, shares received through exercise or payout of a non-qualified option, an incentive stock option (for purposes of the AMT only), an SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Code if the recipient has had a non-exempt acquisition of shares of EnteroMedics stock within the six months prior to the exercise, payout or vesting. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period unless a special election is made by the recipient pursuant to Section 83(b) of the Code to recognize income as of the date the shares are received.

INTEREST OF CERTAIN PERSONS IN THE PROPOSALS

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in Proposals 1 and 4 that is not shared by all other holders of our capital stock. Proposal 2 is an advisory vote on the compensation of our executive officers.

Our executive officers and any former executive officers that remain our employees are eligible to participate in the proposed stock option exchange program and therefore may have an interest in Proposal 3, which may differ from the interests of the stockholders. The following table sets forth certain information as of February 29, 2016 about the outstanding options granted under the 2003 Plan held by each of our current executive officers and former executive officers that are eligible to participate in the stock option exchange program. As of February 29, 2016, our current executive officers and the eligible former executive officers as a group held options unexercised and outstanding under the 2003 Plan to purchase a total of 394,759 shares of our common stock, which represented approximately 37.4% of the shares subject to all options outstanding under the 2003 Plan as of that date. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under our 2003 Plan, which was 1,054,919 as of February 29, 2016.

Name	Current Position	Aggregate Number of Options Awarded Under the Plan	Percentage of Total Outstanding Options Under the Plan	Aggregate Number of Options Eligible for Exchange	Percentage of Total Options Eligible for Exchange
Dan W. Gladney	President and Chief Executive Officer, Director	—	—%	—	—%
Greg S. Lea	Chief Financial Officer and Chief Compliance Officer	227,290	21.5%	177,290	29.5%
Scott A. Shikora, M.D.	Executive Vice President of Medical Affairs and Chief Medical Officer	50,000	4.7%	50,000	8.3%
Naqeeb (Nick) A. Ansari	Senior Vice President of Sales	—	—%	—	—%
Peter M. DeLange	Senior Vice President of Operations and Business Development	—	—%	—	—%
Paul F. Hickey	Senior Vice President of Marketing and Reimbursement	—	—%	—	—%
Adrianus (Jos) Donders	Senior Vice President of Research and Advanced Development	58,447	5.5%	58,447	9.7%
Katherine S. Tweden, Ph.D.	Senior Vice President of Clinical	59,022	5.6%	59,022	9.8%

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as the EnteroMedics’ independent registered public accountants for the year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 2007. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants is not required by Delaware law, our Fifth Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 4 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 4 has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2015	2014
Audit Fees(1)	$534,360	$491,702
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$534,360	$491,702

(1)	Includes fees billed, or estimates of fees to be billed, for professional services rendered in connection with the audit of our consolidated financial statements for the referenced fiscal year ended, including an attestation of our internal controls over financial reporting, review of interim consolidated financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings and engagements.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2015 were approved by the Audit Committee under its pre-approval policies.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of EnteroMedics, compliance by EnteroMedics with legal and regulatory requirements, and the independence and performance of EnteroMedics’ internal and external auditors.

The consolidated financial statements of EnteroMedics for the year ended December 31, 2015, were audited by Deloitte & Touche LLP, independent registered public accounting firm for EnteroMedics.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of EnteroMedics;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards and Auditing Standard No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and under the SEC, U.S. Public Company Accounting Oversight Board and NASDAQ Stock Market rules;

3.	Received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

4.	Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of EnteroMedics for the year ended December 31, 2015, be included in our Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of EnteroMedics

Catherine Friedman, Chair	Bobby I. Griffin
Lori C. McDougal

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2015 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2015, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.enteromedics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

“ HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household EnteroMedics proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of EnteroMedics.

Greg S. Lea

Secretary

Dated: March 31, 2016

Appendix A

ENTEROMEDICS INC.

AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

Adopted: October 1, 2003

Amended and Restated: May 7, 2014 As Amended: May 4, 2016

Section 1. Purpose.

The purpose of the Plan is to aid in attracting and retaining employees, management personnel, other personnel and Non-Employee Directors capable of assuring the future success of the Company, to offer such personnel and Non-Employee Directors incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel and Non-Employee Directors an opportunity to acquire a proprietary interest in the Company.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock Grant or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment or change in control agreement between the Participant and the Company; provided, however, that no Award Agreement shall contain a definition of change in control that has the effect of accelerating the exercisability of any Award or the lapse of restrictions relating to any Award upon only the announcement or stockholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean either the Board or a committee of the Board appointed by the Board to administer the Plan.

(h) “Company” shall mean EnteroMedics Inc., a Delaware corporation, and any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, independent contractor or Non-Employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall not be less than (i) the closing price as reported for composite transactions, if the Shares are then listed on a national securities exchange, (ii) the last sale price, if the Shares are then quoted on the NASDAQ Stock Market or (iii) the average of the closing representative bid and asked prices of the Shares in all other cases, on the date as of which fair market value is being determined. If on a given date the Shares are not traded in an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this clause and in connection therewith shall take such action as it deems necessary or advisable.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Employee Directors” shall mean members of the Board who are also not employees of the Company.

(p) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(q) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r) “Other Stock Grant” shall mean any right granted under Section 6(f) of the Plan.

(s) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(t) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(u) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(v) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net earnings), EBIT or EBITDA as a percent of net sales, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), ratios (including one or more of price to earnings, debt to assets, debt to net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, market capitalization, cash generation, cash flow (including, without limitation, operating cash flow, free cash flow and cash flow return on equity), unit volume, working capital, market share, cost reductions, budget comparisons, sales or profitability of an identifiable business unit or product, economic profit or value added, number of customers, workforce satisfaction and diversity goals, environmental health and safety goals, employee retention, customer satisfaction, implementation or completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. The foregoing measures may relate to the Company, one or more of its subsidiaries or one or more of its divisions or units, product lines or product categories or any combination of the foregoing. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the adjustment for charges related to an event or occurrence which the Committee determines is appropriate for adjustment, including, but not limited to, any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; acquisitions; gains or losses from the disposition of businesses or assets or from the early extinguishment of debt; and unusual, extraordinary or nonrecurring events.

(w) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(x) “Plan” shall mean the EnteroMedics Inc. Amended and Restated 2003 Stock Incentive Plan, as amended from time to time.

(y) “Restricted Stock” shall mean any Shares granted under Section 6(c) of the Plan.

(z) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(aa) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(bb) “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(cc) “Section 409A” shall mean Section 409A of the Code, or any successor provision and the applicable Treasury Regulations and other applicable guidance thereunder.

(dd) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ee) “Share” or “Shares” shall mean shares of Common Stock, $0.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ff) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(gg) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

Section 3. Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award.

(b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more officers or Directors of the Company or any Affiliate or a committee of such officers or Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act, (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) or (iii) in such a manner as would contravene Section 157 of the Delaware General Corporation Law.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares that may be issued under all Awards under the Plan from its inception shall be 1,320,000. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,320,000, subject to adjustment as provided in the Plan and Section 422 or 424 of the Code or any successor provision.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

(d) Award Limitations under the Plan.

(i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person that may be a “covered person” within the meaning of Section 162(m) may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, and which is intended to represent “qualified performance-based compensation” within the meaning of Section 162(m), for more than 2,000,000 Shares or, if such Award is payable in cash, for an amount greater than the Fair Market Value of 2,000,000 Shares at the time of payment (subject, in each case, to adjustment as provided for in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitations for Performance Awards.

(A) Performance Awards Denominated in Shares. No Eligible Person that may be a “covered person” within the meaning of Section 162(m) may be granted Awards denominated in Shares under the Plan which are intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) (including, without limitation, Performance Awards, Restricted Stock and Restricted Stock Units), for more than 2,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan) in the aggregate in any calendar year. The limitation contained in this Section 4(d)(ii)(A) does not apply to any Award subject to the limitations contained in Section 4(d)(i) or Section 4(d)(ii)(B).

(B) Performance Awards Denominated in Cash. The maximum amount payable pursuant to all Performance Awards denominated in cash under the Plan which are intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) to any Participant that may be a “covered person” within the meaning of Section 162(m) in the aggregate in any calendar year shall be $10,000,000 in value, whether payable in cash, Shares or other property. The limitation contained in this Section 4(d)(ii)(B) does not apply to any Award subject to the limitations contained in Section 4(d)(i) or Section 4(d)(ii)(A).

(iii) Limitation for Awards to Consultants and Advisors. Awards will only be granted to consultants or advisors in compliance with Rule 405 of the Securities Act.

(iv) The limitations contained in this Section 4(d) shall apply only with respect to Awards granted under this Plan, and limitations on awards granted under any other stockholder approved executive incentive plan maintained by the Company will be governed solely by the terms of such other plan.

Section 5. Eligibility.

Any Eligible Person of the Company or any Affiliate, shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee; provided, however, that the term of an Incentive Stock Option may not extend more than ten years from the date of grant of such Incentive Stock Option.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Alternatively, the Committee may, in its discretion, permit a Non-Qualified Stock Option (but not an Incentive Stock Option) to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Non-Qualified Stock Option being exercised, on the date of exercise, over the exercise price of the Non-Qualified Stock Option for such Shares.

(iv) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options:

(A) The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(B) All Incentive Stock Options must be granted within 10 years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders of the Company.

(C) Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

(D) The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(E) Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, a waiver by the Participant of the right to vote or to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii) Stock Certificates. Any Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company at the original purchase price; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

(d) Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such Performance Goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

(e) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Participants, subject to the terms of the Plan and any applicable Award Agreement, under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons, and (ii) no Dividend Equivalent payments shall be made to a Participant with respect to any Award prior to the date on which all conditions or restrictions relating to such Award (or portion thereof to which the Dividend Equivalent relates) have been satisfied, waived or lapsed.

(f) Other Stock Grants. The Committee is hereby authorized, subject to the terms of the Plan and any applicable Award Agreement, to grant to Participants Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants subject to the terms of the Plan and any applicable Award Agreement, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(g) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), as the Committee shall determine.

(h) General.

(i) No Cash Consideration for Awards. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Limits on Transfer of Awards. Except as provided by the Committee or by this Plan, any Award (other than Stock Awards) and any right under any such Award shall not be transferable by a Participant other than by will or by the laws of descent and distribution or by transfer of an Award back to the Company. Notwithstanding the immediately preceding sentence, Awards of Incentive Stock Options shall not be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act) at any time that such Participant holds such Option, provided that such transfers may not be for “value” (as defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, and to any applicable federal or state securities laws and regulatory requirements. The Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If the Shares or other securities are listed on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award until such Shares or other securities have been listed on such securities exchange.

(vii) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7. Amendment and Termination; Adjustments.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

(i) if a class of the Company’s securities is then listed on a securities exchange, would cause Rule 16b-3 or the provisions of Section 162(m)(4)(c) of the Code to become unavailable with respect to the Plan;

(ii) would violate the rules or regulations of the NASDAQ Stock Market, any other securities exchange or the Financial Industry Regulatory Authority, Inc. that are applicable to the Company; or

(iii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

(b) Amendments to Awards. Except as otherwise expressly provided in the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise expressly provided in the Plan (specifically including the next two sentences hereof), the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs):

(i) either (A) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without any payment) or (B) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii) that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv) that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8. Income Tax Withholding; Tax Bonuses.

(a) Withholding. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) electing to deliver to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

(b) Tax Bonuses. The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

Section 9. General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

Section 10. Effective Date of the Plan.

The Plan shall be effective as of the date of its approval and adoption by the Company’s stockholders. If the Company’s stockholders do not approve the Plan, the Plan shall be null and void.

Section 11. Term of the Plan.

Awards shall only be granted under the Plan during a 10-year period beginning on September 27, 2012. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the end of such 10-year period, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan and to waive any conditions or rights of the Company under any Award pursuant to 7(b) hereof, shall extend beyond the termination of the Plan.

Section 12. One Time Option Exchange.

Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may complete, a one-time option exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the Company on a grant-by-grant basis for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such one-time option exchange offer is commenced within twelve months of the date of such stockholder approval.

LOCATION OF ENTEROMEDICS ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 4, 2016 at 3:00 p.m., Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

Shareowner ServicesSM P.O. Box 64945
St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE –

www.proxypush.com/etrm

Use the Internet to vote your proxy until
12:00 p.m. (CT) on May 3, 2016.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 3, 2016.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of Class III directors:	01 Mark B. Knudson, Ph.D.	☐ Vote FOR	☐ Vote WITHHELD
	02 Nicholas L. Teti, Jr.	all nominees	from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of the advisory resolution on executive compensation.	☐ For	☐ Against	☐ Abstain

3. Approval of an amendment to the Amended and Restated 2003 Stock Incentive Plan to allow for a one-time stock option exchange program.	☐ For	☐ Against	☐ Abstain

4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2016.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ENTEROMEDICS INC.

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2016

3:00 p.m., Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

EnteroMedics Inc. 2800 Patton Road St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2016.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Dan W. Gladney and Greg S. Lea, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.